SCHEDULE 14A INFORMATION

         Consent Solicitation Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 2)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [X]  Preliminary Proxy Statement
   [  ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
   [  ] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                    RAL-Yield Equities II Limited Partnership
                (Name of Registrant as Specified in its Charter)



     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [  ] No fee required.

   [X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
        11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction: $6,134,000

        5)  Total fee paid: $1,227

   [X]  Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                    RAL-Yield Equities II Limited Partnership

                       20875 Crossroads Circle, Suite 800
                           Waukesha, Wisconsin  53186

                               ____________,  1998

   Dear Limited Partner:

        The enclosed materials solicit the consent of Limited Partners of RAL-Yield Equities II Limited Partnership ("RAL II" or the "Partnership") to the sale of substantially all of the operating assets of the Partnership to Great Lakes Investors LLC ("Great Lakes") and the distribution of the Partnership's remaining assets to its partners.

        If the sale of the Partnership's assets is approved by the requisite vote and consummated, the General Partners anticipate that the holders of limited partnership interests of RAL II (the "RAL II Interests") would receive, within 60 days after the closing of the sale, approximately $689 for each RAL II Interest. Holders of RAL II Interests may subsequently receive one or two additional distributions, subject to certain contingencies, of indeterminable amounts at any time within the first seven years following the closing of the sale. The Partnership will be dissolved as soon as practicable following the closing of the sale of the Partnership's assets and, if necessary, a trust will be established to distribute any future contingent payments, if any, to former holders of RAL II Interests.

        Additional information about the proposed sale of the Partnership's assets is set forth in the accompanying Consent Solicitation Statement, which the General Partners advise you to carefully review.

        The General Partners of the Partnership have approved the sale of RAL II's assets to Great Lakes, subject to the consent of the holders of a majority of outstanding RAL II Interests. The General Partners of the Partnership recommend that you vote your RAL II Interests to consent to the sale of the Partnership's assets and for its dissolution as soon as practicable thereafter for the reasons set forth under "PROPOSED SALE OF PARTNERSHIP ASSETS AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP - Background and Reasons for the Sale" in the attached Consent Solicitation Statement.

        PLEASE SIGN, DATE AND MAIL THE ENCLOSED REPLY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Your vote may be revoked or changed at any time prior to September __, 1998, the date set for the tabulation of the vote on the proposal, by providing written notice to the Partnership, c/o RAL Asset Management Group, 20875 Crossroads Circle, Suite 800, Waukesha, Wisconsin 53186, or by executing and returning a Reply Card bearing a later date.

                            Very truly yours,


                             /s/ Robert A. Long
                            Robert A. Long
                            On behalf of each of the General Partners of
                              RAL-Yield Equities II Limited Partnership

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                          THE ENCLOSED REPLY CARD TODAY

                    RAL-Yield Equities II Limited Partnership

                   SOLICITATION OF CONSENT OF LIMITED PARTNERS

       This Consent Solicitation Statement is Dated ___________ ____, 1998

                     Voting on the Proposal Described Below

                        Will Close on September __, 1998

        The General Partners of RAL-Yield Equities II Limited Partnership, a Wisconsin limited partnership ("RAL II" or the "Partnership") hereby solicit the written consent of the limited partners of the Partnership (the "Limited Partners") to approve the Asset Purchase Agreement, dated February 17, 1998, as amended (the "Purchase Agreement") by and between the Partnership and Great Lakes Investors LLC ("Great Lakes"), to approve the sale of substantially all of the assets of the Partnership to Great Lakes pursuant to the Purchase Agreement (the "Sale"), the distribution of the Partnership's net assets following the closing of the Sale, and the dissolution of the Partnership as soon as practicable thereafter, all as set forth in this Consent Solicitation Statement.

         The General Partners anticipate, based on certain assumptions described in this Consent Solicitation Statement, that the approximate total cash distribution to the Limited Partners resulting from the Sale will be equal to approximately $689 for each limited partnership interest in the Partnership (the "RAL II Interests") (which amount does not include possible subsequent distributions, which are subject to certain contingencies, as described herein). The General Partners have fixed August 31, 1998 as the record date for determining the Limited Partners having the right to receive notice of, and to vote on, the proposal described herein. Each RAL II Interest shall be entitled to one vote on the proposal. A list of Limited Partners entitled to vote on the proposal will be available during ordinary business hours at the Partnership's executive offices, 20875 Crossroads Circle, Suite 800, Waukesha, Wisconsin 53186, from the date hereof through September __, 1998, for examination by any Limited Partner for purposes germane to the consent solicitation. The telephone number of the Partnership's principal executive offices is (414) 798-0900.

                                 By Order of the General Partners of
                                    RAL-Yield Equities II Limited
   Partnership,


                                  /s/ Robert A. Long
                                 Robert A. Long
                                 General Partner
   Waukesha, Wisconsin
   ____________ ____, 1998


   THE GENERAL PARTNERS UNANIMOUSLY RECOMMEND THAT YOU VOTE "YES" TO APPROVE THE PURCHASE AGREEMENT, THE SALE AND THE SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP.

   YOUR VOTE, WHICH IS BEING SOLICITED BY THE GENERAL PARTNERS OF THE PARTNERSHIP, IS IMPORTANT. PLEASE SIGN AND MAIL THE ENCLOSED REPLY CARD TODAY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

                                TABLE OF CONTENTS

                                                                         Page
   CONSENT SOLICITATION  . . . . . . . . . . . . . . . . . . . . . . . . .
        Voting in the Consent Solicitation . . . . . . . . . . . . . . . .
        Related Transactions with Great Lakes  . . . . . . . . . . . . . .
        Solicitation Expenses  . . . . . . . . . . . . . . . . . . . . . .

   PROPOSED SALE OF PARTNERSHIP ASSETS
     AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP . . . . . . . . . . . .
        General Overview . . . . . . . . . . . . . . . . . . . . . . . . .
        Conditions to Closing of the Sale  . . . . . . . . . . . . . . . .
        Purchase Price; Anticipated Distributions  . . . . . . . . . . . .
        Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . .
        Recommendation of the General Partners . . . . . . . . . . . . . .
        Background and Reasons for the Sale  . . . . . . . . . . . . . . .
        Opinion of Valuation Advisor . . . . . . . . . . . . . . . . . . .
        The Purchase Agreement . . . . . . . . . . . . . . . . . . . . . .
        Interests of Certain Persons in the Transaction  . . . . . . . . .

   TAX CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .
        Taxation of Partnerships in General  . . . . . . . . . . . . . . .
        Basis of Partnership Interests . . . . . . . . . . . . . . . . . .
        Allocation of Income, Gain, Loss and Deduction Among the
             Partners  . . . . . . . . . . . . . . . . . . . . . . . . . .
        Sales Of Partnership Properties  . . . . . . . . . . . . . . . . .
        Liquidation of the Partnership . . . . . . . . . . . . . . . . . .
        Alternative Minimum Tax  . . . . . . . . . . . . . . . . . . . . .
        Conclusion . . . . . . . . . . . . . . . . . . . . . . . . . . . .

   ADDITIONAL INFORMATION FOR LIMITED PARTNERS . . . . . . . . . . . . . .
        Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . .
        Receipt of Distribution After the Sale . . . . . . . . . . . . . .
        Operations Following the Sale and Effect of the Sale on Limited
             Partners  . . . . . . . . . . . . . . . . . . . . . . . . . .

   THE PARTNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . .
        Selected Historical Financial and Operating Data . . . . . . . . .
        Description of Business  . . . . . . . . . . . . . . . . . . . . .
        Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . .
        Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . .
        Security Ownership of Certain Beneficial Owners and Management . .
        Comparative Per-Interest Data  . . . . . . . . . . . . . . . . . .
        Market Price Data  . . . . . . . . . . . . . . . . . . . . . . . .

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . .


                               LIST OF APPENDICES

   ASSET PURCHASE AGREEMENT, AS AMENDED  . . . . . . . . . . . .   APPENDIX A
   FAIRNESS OPINION OF VALUATION RESEARCH CORPORATION  . . . . .   APPENDIX B

                              CONSENT SOLICITATION

        This Consent Solicitation Statement is being furnished by the General Partners of RAL II to the Limited Partners for the solicitation of written consents from the Limited Partners in connection with a proposal to sell substantially all of the operating assets of the Partnership to Great Lakes and to dissolve the Partnership as soon as practicable thereafter, as described in greater detail herein.

        This Consent Solicitation Statement is first being mailed to the Limited Partners on __________, 1998.

   Voting in the Consent Solicitation

        Record Date; Interests Entitled to Vote. Only holders of record of RAL II Interests at the close of business on August 31, 1998 (the "Record Date") are entitled to notice of and to vote on the proposal. Each RAL II Interest is entitled to one vote with respect to the proposal. As of the Record Date, there were 8,301.5 RAL II Interests outstanding and entitled to notice of and to vote on the proposal.

        Vote Required. Pursuant to the Partnership Agreement, the affirmative consent of the holders of a majority of the issued and outstanding RAL II Interests as of the Record Date must be received by September __, 1998, the date set by the General Partners for tabulating the consents, or by such later date as may be determined by the General Partners. Therefore, abstentions and broker non-votes will have the same effect as a vote against the proposal described herein.

        Reply Cards. All properly executed Reply Cards, returned to the General Partners, c/o RAL Asset Management Group, will be voted in accordance with the specifications thereon, or, if no specifications are made, will be voted FOR approval of the proposal described herein. Any Reply Card may be revoked by a Limited Partner prior to September __, 1998 by delivering written notice to the General Partners stating that the Reply Card is revoked or by execution and delivery of a Reply Card bearing a later date.

   Related Transactions with Great Lakes

        The General Partners of the Partnership are also General Partners of four other limited partnerships (the "Affiliated Partnerships") that have each entered into agreements to sell substantially all of their operating assets to Great Lakes (the "Related Transactions"). The Sale is conditioned on the closing of the Related Transactions with three of the Affiliated Partnerships (RAL Yield + Equities III Limited Partnership, RAL Yield + Equities IV Limited Partnership, and RAL Income + Equity Growth V Limited Partnership), each of which transactions is contingent on the approval of the limited partners of such partnerships. The closing of the Sale is not contingent on closing or approval of the sale of the fourth Affiliated Partnership, RAL Germantown/Monroe Income Limited Partnership. See "Interests of Certain Persons in the Transaction."

   Solicitation Expenses

        In addition to solicitation by mail, the employees of the Partnership and its representatives may solicit consents from Limited Partners by telephone, fax or in person. Such persons will not be additionally compensated, but will be reimbursed for their reasonable, out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of limited partnership interests held of record by such entities and the Partnership will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. In addition, the General Partners of the Partnership and the Affiliated Partnerships may obtain, collectively, the services of a proxy solicitation firm.

        Together with the Affiliated Partnerships, the Partnership will bear, pro rata (based on each partnership's respective base, non-contingent purchase price), the costs of the solicitation of consents from the Limited Partners and the limited partners of the Affiliated Partnerships. The General Partners estimate that the portion of such costs attributable to RAL II will not exceed $90,000, which includes printing costs, postage, fees of a proxy solicitation firm, and legal and accounting fees. Of such amount, the General Partners of RAL II expect that the fees of the proxy solicitation firm attributable to RAL II will not exceed $6,000.

                       PROPOSED SALE OF PARTNERSHIP ASSETS
                  AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP

   General Overview

        The following is a brief summary of the material aspects of the Purchase Agreement and the Sale. This summary is qualified in all respects by the text of the Purchase Agreement, which is attached as Appendix A to this Consent Solicitation Statement and is incorporated herein by this reference. Limited Partners are advised to read the Purchase Agreement carefully in its entirety.

        The Purchase Agreement provides for the sale to Great Lakes of substantially all of the Partnership's assets, principally its interest in real estate owned by the Partnership (the "Real Property"), lease contracts relating to the Real Property, and the personal property and intangible assets related to the operation of the Real Property and the Partnership. The Partnership will retain any cash on hand at the time the Sale is completed.

   Conditions to Closing of the Sale

        The closing of the Sale is subject to the following principal conditions: (i) the approval of the Sale by the Limited Partners, (ii) the closing of the Related Transactions involving RAL Yield + Equities III Limited Partnership, RAL Yield + Equities IV Limited Partnership and RAL Income + Equity Growth V Limited Partnership, (iii) the remediation of any defects in title to the Real Property that may be revealed by surveys to be ordered by Great Lakes, (iv) remediation of any defects in the Real Property that may be revealed by environmental assessments to be ordered by Great Lakes, (v) the receipt of consents of certain third parties to the assignment of the Partnership's contractual rights to Great Lakes, and
   (vi) the receipt by the Partnership of a satisfactory opinion by an independent valuation company as to the fairness of the consideration to be received by the Partnership under the Purchase Agreement. Until the satisfaction or waiver of such conditions, the Sale will not occur, except that, in the event that environmental assessments of certain parcels of Real Property reveal defects, then Great Lakes may elect to proceed with the Sale, but with a price adjustment designed to reflect the costs of remediation of such defects. The amount of any such adjustments is limited under the Purchase Agreement to the lesser of $100,000 or 10% of the portion of the total purchase price allocated to such parcel. The estimated distributions to Limited Partners of approximately $689 per RAL II Interest assume no such adjustment. As of the date of this Consent Solicitation Statement, no approvals of any state or federal regulatory agencies are required to consummate the Sale. See "- The Purchase Agreement - Conditions to Closing."

        If one or more of the Related Transactions cannot be closed contemporaneously with the Sale for any reason, and the General Partners and Great Lakes elect to waive such condition to closing, the General Partners would not resolicit the consent of the Limited Partners to the Sale. Since the Partnership and the Affiliated Partnerships have each agreed to pay a pro rata share of the costs of the Sale and the Related Transactions, regardless of whether each such transaction is ultimately completed, the failure to consummate one or more of the Related Transactions will have no effect on the distributions to be made to holders of RAL II Interests following the closing of the Sale. If any other condition to closing of the Sale is waived by the Partnership, the General Partners intend to resolicit the consents of the Limited Partners if they believe that such waiver may make the terms of the Sale materially less advantageous to the Limited Partners.

   Purchase Price; Anticipated Distributions

        Pursuant to the Purchase Agreement, the aggregate base purchase price to be paid for the assets of the Partnership will be $6,134,000. As described below, upward adjustments to the purchase price may be made if RAL II leases the site of a former restaurant in West Allis, Wisconsin prior to the closing of the Sale or if Great Lakes sells or leases such parcel within seven years following the closing of the Sale.

        In addition, the base purchase price cited above will be adjusted, as of the closing of the Sale, for proratable items, such as current and prepaid rent, real estate and other taxes and utility charges. In addition, Great Lakes will receive a credit for any rent concessions granted by the Partnership to its existing tenants. The General Partners believe that none of the adjustments to the purchase price described in this paragraph are likely to materially affect distributions to the Limited Partners.

        Based on the General Partners' analysis of the Purchase Agreement, taking into account all liabilities or obligations which must be paid by the Partnership prior to its dissolution, the General Partners believe that the portion of the sales consideration available for distribution to Limited Partners will be affected by (i) an estimated $511,000 in costs associated with the Sale, including real estate transfer fees, solicitation expenses, costs of title insurance and title surveys, and fees of accountants, attorneys and the Partnership's valuation advisor and
   (ii) the net receipt of obligations, increasing cash available for distribution by approximately $126,000, resulting in estimated net proceeds from the sale of approximately $5,749,000. Such net proceeds, after payment of partnership expenses, will be distributed to the Limited Partners within 60 days of the closing of the Sale.

        Upon the closing of the Sale, in addition to such distribution, the Limited Partners will also receive the right to receive one or two final distributions of indeterminable amounts (each a "Conditional Future Distribution") which may be made if and when the site of a former restaurant in West Allis, Wisconsin (the "West Allis Property"), included in the Real Property, is either leased or sold by Great Lakes within seven years following the closing of the Sale. If a lease is entered into during such period, Great Lakes will pay RAL II an amount determined by capitalizing average annual net rent payable on the West Allis Property during the shorter of the entire lease term or the first five years of the lease term at 11% per year, less $200,000. In addition, regardless of whether Great Lakes has made any further payment to RAL II as a result of such a lease, if Great Lakes sells the West Allis Property within seven years following the closing, Great Lakes will make an additional payment to RAL II equal to the sale price of the West Allis Property, less Great Lakes' selling expenses, the amount of any previous additional payment upon the leasing of the West Allis Property as aforesaid, and $200,000. Any such amounts will be distributed to the Limited Partners of record on the Record Date, pro rata, within 60 days of their receipt by RAL II or, if RAL II has then been dissolved, by a trustee to be appointed for such purpose prior to dissolution.

        The per-Interest amount of the distribution to Limited Partners described herein is an estimate only. Actual distributions will be based on the amount of consideration to be received for the Partnership's assets, as adjusted for prorated items and any credits for rent concessions, and the Partnership's cash reserves as of date of the closing of the Sale, in addition to the amount of the Partnership's indebtedness and expenses associated with the Sale.

        Currently, there can be no assurance that any Conditional Future Distribution will ever be made to Limited Partners of RAL II and it is impossible to estimate the amount of any Conditional Future Distribution, if any, or the date on which any such Conditional Future Distribution may be made.

   Vote Required

        The approval of the Purchase Agreement, the Sale and the subsequent dissolution of the Partnership as soon as practicable requires the affirmative consent of holders of a majority of RAL II Interests outstanding at the Record Date. Therefore, abstentions and broker non-votes will have the same effect as a vote against the proposal.

   Recommendation of the General Partners

        As described in further detail below, the General Partners believe that the terms of the Sale are fair and reasonable and are in the best interests of the Partnership and the Limited Partners. Therefore, the General Partners of the Partnership have unanimously approved the Sale and recommend that the Limited Partners of the Partnership consent to the Purchase Agreement, the Sale, and the subsequent dissolution of the Partnership.

   Background and Reasons for the Sale

        Background. The business plan of the Partnership has always provided that the Partnership will seek to sell properties within seven to ten years of their acquisition and whenever the Partnership is presented with an offer reflecting attractive valuations and other transaction terms that are in the interests of the Partnership and its Limited Partners. Since its creation in 1984, RAL II has received and solicited offers to purchase portions of its real estate holdings from time to time. Some of the resulting negotiations have resulted in the sale of individual parcels and distribution of proceeds to the Limited Partners.

        For the past several years, the General Partners of the Partnership have believed that the value to be realized by the Limited Partners may be maximized by grouping all of the Real Property, as well as the real property owned by the Affiliated Partnerships, into a series of related sales with a single buyer, in large part, because such a sale may involve considerably lower transaction costs, for both buyer and sellers, compared with the sale of each of the properties in separate transactions. Moreover, the General Partners have been concerned that the sale of only a portion of the Real Property would leave the Partnership with higher operational costs relative to earnings. Because an active trading market for the RAL II Interests has never developed, the General Partners have also sought to sell all of the Real Property to allow the Limited Partners to liquidate their investments, provided that a buyer could be found to offer a fair purchase price.

        The General Partners have been discussing the terms of a sale of the Partnership's assets to Great Lakes or its affiliates for the past several years. Douglas C. Heston, one of Great Lakes' members, is also a shareholder, director and officer of First Financial Realty Management, Inc. ("FFRM"). Since 1993, FFRM has been responsible for managing the Real Property pursuant to a Property Management Subcontract with Midwest Property Management I, Inc. FFRM has also been responsible for performing partnership administration services for the Partnership since 1993. As a result of FFRM's property management and partnership administration services, the General Partners have believed that Mr. Heston, or an entity in which he was a principal, would be a knowledgeable buyer of the Partnership's assets, able to evaluate the peculiar attributes of the Real Property and to offer an aggregate purchase price and other transaction terms that would maximize the value to be realized by the Limited Partners. In particular, the General Partners have placed great emphasis on finding a buyer, such as Great Lakes, that is willing to purchase the Real Property on an "as-is, where-is" basis. See "- The Purchase Agreement - Representations and Warranties."

        Early in the negotiations with Mr. Heston for the sale of the Partnership's assets, another potential buyer expressed an interest in purchasing some of the Real Property and certain parcels of the real property of the Affiliated Partnerships. That potential buyer and its principals were the owners of numerous mobile home parks located throughout the United States and initially proposed a purchase of only the mobile home parks owned by RAL II and the Affiliated Partnerships.
   Because of the perceived advantage in a sale of all of the Real Property to a single buyer, and in order to receive an offer that was at least as favorable to the offer from Great Lakes, the General Partners told such prospective buyer that it should consider making an offer to purchase all of the Real Property, not just the Partnership's mobile home park.
   Despite its agreement to submit such an offer, ultimately that potential buyer submitted a non-binding letter of intent for the purchase of the Partnership's mobile home park only. Based on the purchase price offered for the mobile home park and the likely effect of such a transaction on negotiations with Great Lakes for the sale of all of the Real Property, the General Partners did not continue negotiations with that potential buyer. However, since the purchase price proposed by that potential buyer for the mobile home park was slightly higher than the price allocated to the mobile home park in Great Lakes' original proposal, the General Partners insisted that Great Lakes increase its offer to match the price offered by that potential buyer, which Great Lakes agreed to do.

        In February 1998, Great Lakes presented to the General Partners a final offer for all of the Real Property, which the General Partners believe reflected a fair valuation of the Real Property and other transaction terms favorable to the Partnership and the Limited Partners.

        Other than as described above, the Partnership participated in no negotiations or discussions with any party regarding the sale of any of the Real Property or any other alternative to the Sale.

        The terms of the Sale were approved by the General Partners of the Partnership at a meeting held on February 12, 1998. At the meeting, the General Partners received presentations concerning, and reviewed carefully the terms and conditions of, the proposed Sale with legal counsel. In considering whether to recommend approval of the Purchase Agreement and the Sale to the Limited Partners, the General Partners considered, among other things, the historical trading prices and trading information for the Interests and information presented by Valuation Research Corporation, including an analysis of likely future income, other comparable real estate being sold, and an asset analysis. The General Partners also discussed the Partnership's results of operations for 1996 and 1997, as well as its growth potential for succeeding years.

        Reasons for Entering into the Purchase Agreement with Great Lakes. In approving the final Purchase Agreement and the Sale and recommending approval thereof to the Limited Partners, the General Partners considered the factors listed below in addition to the factors listed above, which together include all of the considerations, identified by the General Partners, that might argue against recommendation of the Sale to the Limited Partners.

        1. The base consideration and the estimated distributions to be received by the Limited Partners of the Partnership within 60 days of the closing of the Sale, excluding possible Conditional Future Distributions;

        2. Information concerning the financial strength and business reputation of Great Lakes and its principals;

        3.   The terms, other than the financial terms, of the Purchase
             Agreement;

        4. The relative strengths and weaknesses of other prospective buyers of some or all of the Real Property;

        5. The prospects for enhancing the financial position and results of the Partnership and arriving at a more attractive agreement for the sale of the Real Property in the future;

        6. The prospects for finding one or more buyers of a portion of the Real Property at prices in excess of the prices allocated to such parcels by the Partnership and Great Lakes under the Purchase Agreement;

        7. The difficulties and costs that would be faced by the Partnership in identifying and taking advantage of new opportunities in the relevant real estate markets or in finding alternative buyers for the Real Property if the Sale was not consummated;

        8. The opinion of Valuation Research Corporation, in light of the assumptions and limitations set forth therein, that the consideration to be received by the Partnership pursuant to the Purchase Agreement is fair from a financial point of view; and

        9. The fact that the Partnership has engaged in no other substantive negotiations toward, and has received no other formal offers for the purchase of all of the Real Property, or any portion of the Real Property, at prices as attractive to those to be realized by the Sale.

        Other than as described above, the General Partners considered no alternatives to the Sale. The foregoing discussion includes all factors known to the Partnership, the General Partners, or their affiliates that may affect materially (i) the amount of the distributions to be made to Limited Partners following the Sale, (ii) the values assigned to the Real Property for purposes of comparison to alternatives to the Sale, and
   (iii) the fairness of the Sale to the Limited Partners.

   Opinion of Valuation Advisor

        Background. The General Partners of the Partnership engaged Valuation Research Corporation ("VRC") to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the Partnership pursuant to the Sale. VRC is a nationally-recognized firm engaged in the valuation of businesses and their securities in connection with acquisitions and mergers, negotiated underwritings, private placements, and valuations for corporate and other purposes. The General Partners selected VRC primarily because of its expertise and reputation, and secondarily because of its cost competitiveness. Each of the Affiliated Partnerships have similarly retained VRC to provide an opinion as to the fairness, from a financial point of view, of the consideration to be received under their respective asset purchase agreements with Great Lakes. The aggregate fees of VRC for the Partnership and the Affiliated Partnerships, which are collectively payable by the partnerships, pro rata (based on non-contingent base purchase prices), will be approximately $72,000 ($20,000 of which will be payable by RAL II). None of RAL II or the Affiliated Partnerships has ever retained VRC for any other purpose in the past.

        On September 1, 1998, VRC delivered its written fairness opinion (the "Fairness Opinion") to the General Partners of RAL II, to the effect that, as of such date, the consideration to be received by the Partnership as set forth in the Purchase Agreement was fair to the Partnership and to the Limited Partners from a financial point of view. The Fairness Opinion, which sets forth assumptions made and matters considered, appears as Appendix B to this Consent Solicitation Statement and is incorporated herein by reference. The Limited Partners are urged to read the Fairness Opinion in its entirety. VRC's Fairness Opinion was delivered for the information of the Partnership and does not constitute a recommendation as to how any Limited Partner should vote on the proposed Sale and subsequent dissolution of the Partnership. The following summary of the Fairness Opinion is qualified in its entirety by reference to the full text of the Fairness Opinion.

        VRC was not requested to serve as a financial advisor to the General Partners or the Partnership, or to assist the General Partners or the Partnership in determining a purchase price for the Partnership's assets. The General Partners did not place any limitation on the scope of VRC's investigation or review. In addition, VRC was not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to the Partnership or the Limited Partners arising out of the Sale. The Partnership has agreed to indemnify VRC against certain liabilities arising out of its engagement to prepare and deliver the Fairness Opinion.

        The General Partners have not asked VRC to update the Fairness Opinion. However, the General Partners intend to ask for an updated fairness opinion in the event that the Partnership agrees to an amendment to the Purchase Agreement that is materially adverse to the interests of the Partnership or the Limited Partners, or if there is a substantial, unanticipated change, after the date of the Fairness Opinion, in factors affecting the likely future results of the Partnership's operations or the value of the Real Property that could materially increase the value of the Partnership's assets.

        In rendering the Fairness Opinion, VRC held discussions with the General Partners and became familiar with the assets involved in the proposed Sale. In addition, VRC examined extensive data provided by the Partnership and published market data pertaining to the underlying assets of the Partnership. This included, but was not limited, to the following:

        - Audited financial statements for the Partnership for the years 1993 through 1996.

        - Unaudited financial statements and other internal financial analysis for the individual owned properties that constituted the Real Property for the years 1993 through 1997.

        - Market data pertaining to the current real estate market in the neighborhoods of the Real Property.

        - Demographic and economic histories and projections for the neighborhoods in which the Real Property is located.

        -    Review of comparable sales and lease data for the Real Property.

        The basis of VRC's Fairness Opinion is the current market value of the underlying assets of the Partnership. VRC did not take into consideration any other assets that may be owned by the Partnership nor any liabilities or debt associated with any of the Real Property. For purposes of its Fairness Opinions, VRC defines "market value" as:

        The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

        -    Buyer and seller are typically motivated;

        - Both parties are well informed or well advised, and acting in what they consider their best interests;

        -    A reasonable time is allowed for exposure in the open market;

        - Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

        - The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

        To determine the value of the Real Property, VRC relied primarily on the income approach. Typically, appraisers use up to three approaches in valuing real property: the cost approach, the direct sales comparison approach and the income approach. These approaches are based, respectively, on the cost to replace assets, the market exchanges of comparable properties, and the capitalization of income. In VRC's analysis, all three methods of valuation were considered; however, because of the income-producing nature of the Real Property and the current real estate market, VRC placed more emphasis on the income approach and used the direct sales comparison approach and the cost approach as a check on the reasonableness of the results obtained using the income approach.

        VRC also considered the highest and best use of the property. The valuation of real estate is based on its most profitable likely use. The highest and best use is arrived at by testing potential uses of the property, both as improved and as though vacant, to find the use that is physically possible, legally permitted, financially feasible and produces the highest price or value. In each case, VRC found the current use of the Real Property to be the highest and best use of the property.

        The following paragraphs summarize the significant quantitative and qualitative analyses performed by VRC in arriving at the Fairness Opinion. VRC considered all such quantitative and qualitative analyses in connection with its valuation analysis but has relied more on the income capitalization approach than the other two.

        Income Capitalization Approach. VRC believes that the "income capitalization approach" to valuation of income-producing real estate is still the primary factor in investment decisions for real estate investors. The basic premise of the income approach is that the earning power of a real estate investment is the critical element affecting its value. Income capitalization methods, techniques, and procedures represent attempts to quantify the present worth of anticipated future income.

        The two accepted methods of applying the income approach are defined below:

        Direct Capitalization - a method by which an estimate of a single year's income expectancy or an annual average of several years' income expectancies are converted to an indication of value by one direct step, either by dividing the income estimate by an appropriate rate or by multiplying the income estimate by an appropriate factor.

        Discounted Cash Flow Analysis - A set of procedures in which the quantity, variability, timing, and duration of periodic income, as well as the quantity and timing of reversions, are specified and discounted to a present value at a specified yield rate.

        Value is created by the expectation of benefits to be derived in the future, and value may be defined as the present worth of all rights to future benefits. All income capitalization methods, techniques, and procedures represent attempts to quantify expected future benefits. With adequate information and proper use, direct capitalization and yield capitalization methods should produce similar value indications. In choosing which of the two (or both) methods to apply, the appraiser considers the typical investor's view of market value.

        The first step in both income approaches is the determination of a proper rental or revenue stream that one would expect to be able to obtain from the subject property, based on actual historical operations and a study of comparable rental properties. A similar analysis of typical operating expenses, along with expected vacancy and collection losses, aids in constructing an operating statement that results in a net operating income for the first and subsequent years. The estimated first-year net operating income can then be converted into an indicated property value through the overall direct capitalization process, while the estimated future cash flows can be converted into an indicated value by discounting those individual yearly amounts to a present value.

        VRC's analysis began with an estimate of each subject market's rent potential, based on an analysis of the actual rentals in place with the subject property and market information pertaining to comparable rental rates in the subject's area. Using this information, a potential gross income estimate was made. This estimated potential gross income was projected to grow over the course of the projection period (10 years) at various rates, based on current and forecasted economic conditions in each of the subject areas.

        Secondly, allowances for vacancy and collection losses were made, based on market surveys in each of the subject areas and actual historical performance of the subject properties. This adjustment ranged from a low of 0% for the leased fast-food restaurants to 2% for the mobile home park. The result of subtracting the vacancy and collection loss estimate from the estimated gross income is the effective gross income. It is this effective gross income that is used to pay for any operating expenses associated with the operation of the subject properties. The estimate of the operating expenses was based on a combination of historical expenses of the subject and published market surveys. These operating expenses were projected to grow at a projected 2.5% to 3.0% inflation rate per year over the course of the 10-year projection period. In addition to the normal operating expenses, an estimate of the cost and timing of major capital improvements was made and used as an added expense. The basis for this capital improvement expense adjustment was the actual age and size of each subject property and the projected amount and timing of replacements for such major items as roadway repair, sewer and water line maintenance, roofing, heating, ventilating and air conditioning units, etc.

        The net operating income is the cash flow that accrues to the owner of the property, after deductions for the above expenditures and allowances. It is this net operating income that was converted into an estimate of value.

        The following table sets forth the estimated aggregate revenues, expenses and net operating income of the Real Property for each of the twelve-month periods ending December 31, 1998 through December 31, 2007 that were included in the financial forecasts used by VRC in connection with the preparation of the Fairness Opinion.

         Estimated Aggregate Revenues, Expenses and Net Operating Income
                            (In Thousands of Dollars)

    Year              1998       1999       2000      2001       2002

    Revenue         $1,624     $1,644     $1,673    $1,709     $1,750
    Expenses*          999      1,025      1,053     1,082      1,111
    Net Income         625        619        620       627        639

    Year              2003       2004       2005      2006       2007

    Revenue         $1,780     $1,810     $1,860    $1,914     $1,952
    Expenses*        1,141      1,162      1,203     1,236      1,269
    Net Income         639        639        657       678        683

   *Including Capital Expenditures

        In rendering the Fairness Opinion, VRC relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analyses, reports and other information that were publicly available, compiled or approved by or otherwise furnished or communicated to VRC by or on behalf of the Partnership. With respect to the financial forecasts utilized by VRC, VRC believes that the assumptions underlying the forecasts were reasonable and that, consequently, there is a reasonable probability that the projections would prove to be substantially correct. However, readers should be aware that actual revenues, expenses and net operating income of the properties owned by the Partnership would depend, to a large extent, on a number of factors that cannot be predicted with certainty or that may be outside of the control of the General Partners, including general business, market and economic conditions, supply and demand for rental properties in the areas in which the Real Property is located, future operating expenses and capital expenditure requirements for the properties, future occupancy rates, the ability of the General Partners and property managers for the properties to maintain the attractiveness of the properties to tenants, real estate tax rates, changes in tax laws and other factors. As a result, actual results could differ significantly from the forecasted results.

        Capitalization Rate Valuation Analysis. The relationship between net operating income and value can be expressed in its overall rate of return, or capitalization rate. VRC abstracted capitalization rates from market surveys conducted by reputable national firms for each of the major metropolitan areas in which the subject properties are located, including surveys conducted and reported by The National Real Estate Index, the Korpacz Real Estate Investor Survey and the American Council of Life Insurance. The indicated value for each property was derived from the net operating income of each property, divided by the appropriate capitalization rate. The capitalization rates used in this analysis ranged from 9.0% to 12.0%.

        Discounted Cash Flow Analysis. VRC also performed a discounted cash flow analysis of (i) the present value of the forecasted cash flows from future operations of the Real Property, and (ii) the present value of the estimated proceeds of a sale of the property at the conclusion of the forecast period. In completing this analysis, VRC utilized financial and operating forecasts of each property's estimated cash flow for the twelve-month periods ending December 31, 1998 to December 31, 2007 and applied discount rates of 11.0% to 15.0%, with an average of 12.0%. The residual value is based on capitalizing forecasted cash flow for the year 2008 at 10.5%. Since this discounted cash flow analysis assumes the immediate sale of the properties to third parties, VRC did not take into account any tax ramifications of the cash flow in this analysis, nor did VRC consider any outstanding debt associated with the properties.

        The Cost Approach. The cost approach is a valuation technique that uses the concept of replacement as a value indicator. Replacement or reproduction cost is estimated for the property being appraised, which is then adjusted for losses in value (appraised depreciation) due to a variety of factors. This process requires valuing the site as if vacant, then adding the replacement cost of the improvements, based on market-derived costs for similarly constructed properties. Then accrued depreciation from physical deterioration and obsolescence is estimated and subtracted from the replacement cost to arrive at the present value. VRC believes this approach provided a good check on the estimated value obtained using the income approach for the fast-food restaurant properties owned by the Partnerships, but it was not used for the mobile home park.

        The Direct Sales Comparison Approach. The sales comparison approach is a valuation technique in which the value is estimated on the basis of market prices in actual transactions. The technique consists of studying available market comparable information and adjusting for differences. This process is essentially that of comparison and correlation. Differences always exist between properties, even though they may be almost identical and, therefore, adjustments for these differences must be made. Some adjustments that may prove important are: (i) conditions of the sale, (ii) financing terms, (iii) market conditions (time),
   (iv) location, (v) physical characteristics, and (vi) income characteristics. VRC believes that, for those properties currently encumbered by a long-term lease, the direct sales comparison approach is not an appropriate methodology to use, but that, for those properties that have yearly lease renewals, it serves as a good check on the reasonableness of the value obtained using the income approach.

        Conclusion of Value. Based on the foregoing methodology and on such other matters as VRC considered, it was VRC's opinion that, as of the date of its Fairness Opinion, the purchase price of $6,134,000 for the assets of RAL II represented a fair value to the Partnership and the Limited Partners, from a financial point of view, for such assets.

        General Partners' Reliance on Fairness Opinion. In addition to the limitations considered by VRC, as set forth above and in the Fairness Opinion attached to this Consent Solicitation Statement as Appendix B hereto, the General Partners considered the conclusion expressed in the Fairness Opinion in light of the factors described under "-Background and Reasons for the Sale," including the prospects for increasing the profitability of the Partnership in the absence of a sale of the Real Property and the prospects for identifying buyers for some or all of the Real Property at prices higher than those to be received pursuant to the Sale. Neither the General Partners nor VRC are aware of any factors, other than those described above or in the Fairness Opinion, that would not support the Fairness Opinion.

   The Purchase Agreement

        General. The Purchase Agreement provides that, upon approval of the Sale by a majority in interest of the Limited Partners and satisfaction or waiver of the other conditions to the Sale, the Partnership will sell, and Great Lakes will purchase, substantially all of the operating assets of the Partnership, including the Real Property, all buildings and improvements thereon, and the personal and intangible property used in connection with the business of the Partnership, including equipment, vehicles, furniture, fixtures, inventories and supplies, books, records, licenses, franchises, permits, favorable leases and trade names. As part of the Sale, Great Lakes will assume certain contractual obligations of the Partnership. The Purchase Agreement is reproduced in its entirety as Appendix A to this Consent Solicitation Statement and all references in this Consent Solicitation Statement to the Purchase Agreement are qualified by reference thereto.

        Closing of the Sale. The closing of the Sale (the "Closing") will occur as promptly as practical after the requisite Limited Partner approval has been obtained and all the conditions thereto, as set forth in the Purchase Agreement, have been satisfied or waived. It is currently anticipated that all conditions, other than required consents of the limited partners of the Partnership and the Affiliated Partnerships and deliveries to be made at the Closing, will have been satisfied prior to the date on which the tabulation of Limited Partners' consents is to be made. If the Limited Partners and the limited partners of each of the Affiliated Partnerships approve the Sale, the General Partners expect the Closing to occur on or before ___________, 1998.

        Consideration. At the Closing, Great Lakes will pay the Partnership, subject to certain adjustments based on typical prorations, credits to Great Lakes for any rent concessions made by the Partnership and possible costs of environmental remediation as outlined in the Purchase Agreement, aggregate cash consideration of $6,134,000 for the Partnership's operating assets. The Partnership will use a portion of the proceeds to pay Partnership obligations.

        Representations and Warranties. The Purchase Agreement contains representations and warranties of the Partnership that the Partnership owns its property without undisclosed liens or encumbrances.

        Operations Pending Closing. Pursuant to the Purchase Agreement, the Partnership has agreed that, during the period following the date of the Purchase Agreement and prior to the Closing, it will:

        (a) Provide Great Lakes with access to the Real Property, certain documents, information and updates of certain information concerning the Real Property and the operation of the Partnership's business;

        (b) Enter into no new lease or modify any existing lease, except in the ordinary course of business;

        (c) Take no action to transfer any of the assets to be sold to Great Lakes by the Partnership, except as permitted by the Purchase Agreement;

        (d)  Create no liens or other encumbrances affecting the Real
             Property;

        (e) Settle no lawsuits affecting the assets to be sold to Great Lakes by the Partnership;

        (f) Maintain the Real Property in a manner consistent with past practice;

        (g)  Remove no improvements or personal property from the Real
             Property;

        (h) Maintain adequate fire and extended-coverage and rent-loss insurance; and

        (i)  Not enter into new or modify any old employment agreements.

        Conditions to Closing. The obligations of the Partnership and Great Lakes to consummate the Sale are subject to a number of conditions, including, among others:

        (a) Approval of the Sale by the holders of more than 50% of the RAL II Interests and approval of more than 50% of the limited partnership interests of three of the Affiliated Partnerships;

        (b) Completion of title surveys for each parcel of Real Property (the cost of which will be paid by the Partnership at the Closing) and the remedy or waiver by Great Lakes of any defects revealed by such surveys;

        (c) The receipt, by the Partnership and at its expense, of written commitments of title insurance companies to issue title insurance policies, with only exceptions permitted by the Purchase Agreement, as to each parcel of the Real Property;

        (d) Completion of written environmental assessments of each parcel of Real Property (the cost of which will be paid by Great Lakes at the Closing) and the remedy or waiver by Great Lakes of any defects revealed by such assessments; and

        (e) Receipt of any required approval of the Securities and Exchange Commission and any state securities commission.

   If a property survey described in clause (b) above reveals a title defect to which Great Lakes objects and which the Partnership cannot remedy, Great Lakes may either accept the property subject to such defect or refuse the affected parcel and receive a decrease in the purchase price of the Partnership's assets equal to the amount allocated to such property. In such event, the complete distribution of Partnership assets to the Limited Partners and the dissolution of the Partnership will not be possible until the affected property is disposed of in another transaction. If an environmental assessment described in clause (d) above reveals a defect, (i) Great Lakes may refuse the affected parcel and receive a decrease in the purchase price of the relevant Partnership's assets equal to the portion of the purchase price allocated to such parcel, (ii) Great Lakes may purchase the defective parcel and offset the cost of remediation (subject to certain limitations) against the purchase price, or (iii) with respect to one parcel of the Real Property, Great Lakes may pay to the Partnership the portion of the purchase price allocated to such parcel, but defer the receipt of title to the defective parcel and lease such parcel from the Partnership at nominal cost until remediation of the defects is completed, with the Partnership paying toward such remediation up to the lesser of 10% of the purchase price allocated to such parcel or $100,000. If the Sale is consummated, but one or more parcels of the Real Property are retained by the Partnership pursuant to the foregoing, distributions of net proceeds will still be made to the Limited Partners within 60 days of the Closing, but the Partnership will not be dissolved and final distributions to the Limited Partners will not be made unless and until a buyer can be found to purchase the retained Real Property on commercially reasonable terms.

        Consummation of Other Asset Sales. The closing under the Purchase Agreement is also conditioned upon the closing of the sale of the operating assets of three of the Affiliated Partnerships to Great Lakes. Great Lakes and the General Partners negotiated the cross-closing contingency because Great Lakes desires to purchase substantially all of the operating assets of the Partnership and the Affiliated Partnerships and is not willing to purchase them separately for the overall consideration offered. The General Partners agreed to the cross-closing contingency because, based on their experience in negotiating the sale of real estate assets, they believed that they would be unable to find purchasers for the individual assets of the Partnerships that would be willing to pay as much for the individual assets as Great Lakes was willing to pay for them as part of the larger transaction and because multiple transactions were likely to require significantly greater aggregate transaction costs.

        Remedies Upon Failure to Close. If the Sale does not close due to breach of the Purchase Agreement by Great Lakes, then the Partnership will, in lieu of other legal remedies that might be available to the Partnership, retain the benefit of (i) $10,000 deposited with the Partnership by Great Lakes, (ii) a promissory note of Great Lakes, which has been delivered to the Partnership, in the amount of $100,000, (iii) a letter of credit for the benefit of the Partnership, to be delivered after the satisfaction of the conditions to the Partnership's obligation to close, in the amount of $100,000, and (iv) a cash amount equal to the Partnership's out-of-pocket expenses incurred in connection with the proposed Sale.

        If the Sale does not close due to a breach of the Purchase Agreement by the Partnership, other than a defect in title to any of the Real Property that Great Lakes is unwilling to waive, then all up-front payments as described above will be returned and Great Lakes may pursue any other legal remedies available to it. In addition, failure to close due to the Partnership's breach, other than for an unwaived title defect or failure of the Limited Partners to approve the Sale, will entitle Great Lakes to receive, in the event of a sale of the Partnership's assets within 12 months of the Partnership's default, a termination fee equal to the lesser of (a) 6% of the purchase price set forth in the Purchase Agreement or (b) 25% of the amount by which the purchase price to be paid by the new buyer exceeds the purchase price set forth in the Purchase Agreement.

        Indemnification. The Purchase Agreement provides that the Partnership will indemnify and hold Great Lakes harmless from and against any liability or claim relating to the Real Property and arising prior to the Closing or arising as a result of the Partnership's breach under the Purchase Agreement. Notwithstanding the foregoing, however, Great Lakes has agreed that it shall be responsible for the first $50,000 of claims against the Partnership. The Partnership's obligation to indemnify Great Lakes will expire on the first anniversary of the Closing (except in the case of the Partnership's obligation to indemnify due to fraud or intentional misrepresentation).

        The Purchase Agreement also provides that Great Lakes will indemnify the Partnership from and against any liability or claim relating to Real Property and arising after the Closing. Great Lakes has also agreed to indemnify the Partnership against claims arising as a result of Great Lakes' investigations of the Real Property prior to the Closing and any liabilities or claims arising after the Closing and relating to the Property Management Agreement, dated as of June 1, 1993 between the Partnership and Midwest Property Management I, Inc., which agreement will be assigned by the Partnership to Great Lakes as of the Closing.

   Interests of Certain Persons in the Transaction

        Douglas C. Heston, a member of Great Lakes, is a shareholder, director and officer of First Financial Realty Management, Inc. ("FFRM"). FFRM currently provides property management and partnership administration services for the Partnership and the Affiliated Partnerships. Until 1988, Mr. Heston was also a General Partner of RAL II. In connection with his withdrawal as a General Partner of RAL II, Mr. Heston retained certain economic benefits associated with having been a General Partner, including the right to receive a portion of any real estate commissions paid by RAL II to the General Partners or their affiliates.

        Mr. Heston is also a shareholder, director and officer of First Financial Realty Advisors, Inc. ("FFRA"). In 1995, FFRA purchased from Robert A. Long, a General Partner of RAL II, certain economic benefits which would otherwise accrue to Mr. Long, including the right to receive a portion of any distributions of cash flow and sales or refinancing proceeds from the Partnership to the General Partners and the right to receive a portion of any real estate commissions paid by the Partnership to the General Partners or their affiliates. FFRA has entered into similar arrangements with Mr. Long with regard to each of the Affiliated Partnerships, of which Mr. Long is also a General Partner.

        RAL II and each of the Affiliated Partnerships have entered into a Nonexclusive Listing Agreement with RAL-RV Brokerage Co., Inc. ("RAL-RV"), a corporation owned by the General Partners, pursuant to which RAL-RV will be paid a 6% real estate brokerage commission by RAL II and each of the Affiliated Partnerships, if allowed by the relevant limited partnership agreement. With the exception of RAL II, the right of the General Partners or their affiliates to receive a real estate commission is subordinated to the Limited Partners first receiving an amount equal to 100% of their original capital contributions, plus 6% of the original capital contributions per annum, on a cumulative basis. In connection with the Sale, it is anticipated that RAL-RV will be paid a real estate commission only by RAL II.

        Pursuant to the Partnership Agreement, the General Partners will receive an amount equal to their aggregate net capital accounts of $80,256, which amount will be distributed among the five General Partners on the basis of their respective ownership percentages.

        The General Partners of RAL II and the Affiliated Partnerships have certain contractual obligations to several former General Partners of the partnerships, which require the General Partners to share a portion of real estate commissions and/or distributions of cash flow and/or sale or refinancing proceeds with those former General Partners. In the case of RAL II, only Mr. Heston is entitled to such payment, which the General Partners expect will not exceed $185,000. Mr. Heston is not entitled to any such payment in connection with the Related Transactions.

        Certain of the General Partners or their affiliates own small numbers of RAL II Interests. See "THE PARTNERSHIP - Security Ownership of Certain Beneficial Owners and Management."

                               TAX CONSIDERATIONS

        The following description is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and rules, regulations and existing interpretations related thereto, any of which could be changed at any time. A complete discussion of all federal, state and other tax aspects of the proposed sale is beyond the scope of the following summary and investors must consult their own tax advisors on such matters. Moreover, this discussion does not address all possible categories of investors, some of whom may be subject to special rules, including individual retirement accounts and pension funds. The tax and other matters described herein do not constitute and should not be considered as, legal or tax advice to investors. The following describes the material federal income tax consequences, as of the date hereof, of the sale of the partnership's assets to an investor who is an individual citizen or resident of the United States and who holds the partnership interest as a capital asset.

   Taxation of Partnerships in General

        An entity classified as a partnership (and is not classified as a "publicly-traded partnership" ("PTP")) for federal income tax purposes is not subject to federal income tax. Instead, income, gain or loss "flows through" from the partnership to its partners who are taxable in their individual capacities on their allocable shares of partnership income, gain, loss, deduction and credit ("taxable income or loss"). However, the partnership is a tax reporting entity that must make an annual return of partnership taxable income or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. Each partner is required to treat partnership items on its income tax return (if required) in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. This consistency requirement may be waived if the partner files a statement identifying the inconsistency or shows that it resulted from an incorrect schedule furnished by the partnership.

        Each partner generally must account for its allocable share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year. A partner's basis in its partnership interest is increased by its allocable share of partnership taxable income. It is this basis increase that generally allows distributions of cash or property to the partners to be made without recognition of gain, since the basis increase generally offsets corresponding decreases in basis that result from such distributions. As a result, a partner is generally not taxed on distributions of cash or property received from a partnership, except to the extent that any money distributed exceeds the partner's adjusted basis in its partnership interest immediately before the distribution.

        Should the partnership be classified as an association taxable as a corporation or be considered a PTP for federal income tax purposes, the income, gain, and loss of the partnership would be reported by the partnership and the partnership would be required to pay income taxes upon such net income at the rates generally applicable to corporations.
   Limited partners would not be liable for income tax on the partnership's income, gain, or loss in their individual capacities. Distributions to limited partners would be treated as taxable income to the extent of current or cumulated earnings and profits of the partnership. Distributions received and liquidation of the partnership would be first treated as a reduction of basis, and then as capital gain. To the extent such liquidating distributions did not exceed an investor's adjusted tax basis (i.e., in general, such investor's original cost), such investor would be entitled to recognize a capital loss.

        The following discussion assumes that the partnership's classification as a partnership (and not as a PTP) is respected by the Internal Revenue Service.

   Basis of Partnership Interests

        A partner's basis in its interest is equal to its cost for such interest (i.e. the amount of money actually contributed by the partner to the partnership or paid to another to purchase the interest), reduced (but not below zero) by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. A partner's basis will include a partner's pro rata share of income, gain, and loss recognized on the sale by the partnership of its assets. For purposes of determining basis, an increase in a partner's share of partnership liabilities is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liabilities is treated as a distribution of money to it.

        Generally, a limited partner may not take liabilities into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, in the case of a limited partnership, if a partnership asset is subject to a liability for which no partner has any personal liability (a "nonrecourse liability"), in general, the partner's allocable share of the non-recourse liability will be taken into account to determine basis.

   Allocation of Income, Gain, Loss and Deduction Among the Partners

        A partner's distributive share of a partnership's taxable income or loss generally is determined by reference to the allocation of such items in the partnership agreement. However, if the allocation under the partnership agreement is determined not to have "substantial economic effect," then the partnership agreement may not govern, and the partner's allocable share will be determined according to the partner's interest in the partnership taking into account all the facts and circumstances. An allocation is considered to have "substantial economic effect" if the allocation may actually affect the dollar amount of the partner's shares of the total partnership income or loss independent of tax consequences. The General Partner believes that the allocations made under the Partnership Agreements for the Partnership have substantial economic effect.

   Sales Of Partnership Properties

        The sale of the Partnership's assets will be a taxable event to the Partnership and to its partners. Gain or loss on the sale is measured by the difference between the adjusted basis of the assets disposed of and the amount realized. On a sale, the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liabilities from which the Partnership is discharged as a result of the sale or disposition (which includes the amount of any nonrecourse liability to which the transferred property is subject). The adjusted basis of such property is generally its cost less deductions, allowed or allowable, for depreciation.

        Since a partnership's gain (if any) on a sale of property will be measured by the difference between the sales proceeds (including the amount of any indebtedness to which the property is subject) and the adjusted basis of the property, the amount of tax payable by a partner in respect of its share of such gain may in some cases exceed its share of the cash proceeds therefrom.

        A substantial portion of the assets to be sold (including buildings, land, furniture, fixtures and equipment) are held for more than one year and are not "dealer property" and thus are expected to be treated as "section 1231 assets." Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets are combined with any other section 1231 gains or losses recognized in that year, and the net section 1231 gains or losses would be allocated to the partners as provided in the partnership agreement. Each partner is required to combine such section 1231 gains or losses with any other section 1231 gains or losses recognized by the partner in that year. The partner's net section 1231 gains are taxed as either ordinary income or capital gains. Net section 1231 losses are taxable as ordinary losses. If a partnership is deemed a "dealer" and its investment in any property that constitutes the partnership is considered not to be a capital asset or section 1231 asset, any gain or loss on the sale of such property would be treated as ordinary income or loss. The Partnership has attempted to operate in such a manner so as not to be deemed a "dealer."

        A portion of a partner's gain recognized on disposition of a partnership's furniture, fixtures and equipment may be subject to recapture as ordinary income under the provisions of sections 1245 of the Code. Such recapture gain will be recognized in the year of the disposition.

        A portion of a partner's gain recognized on disposition of a partnership's buildings may be subject to a maximum stated capital gain rate of 25%. Any other gain from the sale or other disposition of partnership properties that are treated as long-term capital gains (i.e., property held for more than one year) or section 1231 gains are taxed at the partner level at a maximum stated rate of 20%.

        A partner's share of any losses from the sale of Partnership properties that are treated as capital losses are deductible in any year only to the extent of the partner's other long and short-term capital gains for that year. Any excess of capital losses over capital gains is deductible by a partner up to $3,000 ($1,500 in the case of a separate return for a married individual) although the unused portion of such capital losses could be carried over to later years, and deducted as a long-term or short-term capital loss until fully exhausted.

   Liquidation of the Partnership

        Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash and marketable securities distributed to it exceeds its basis in the partnership at the time of the distribution. Gain or loss on the liquidation of a partnership interest generally is considered to be capital gain or loss.

        Capital loss will be recognized in the event only cash and unrealized receivables are distributed, and only to the extent the partner's adjusted basis for its interest exceeds the sum of money distributed and the partnership's adjusted basis for unrealized receivables.

        In addition, each partner may be in receipt of income or loss from the normal operations of a partnership during the year of dissolution. Such income may constitute ordinary income or loss.

        There are three commonly encountered limitations on a partner's ability to take into account its share of a partnership's loss in computing its individual tax liability. A partner is entitled to deduct its share of the partnership's loss only after satisfying all three rules. A partner's deductible share of losses is limited to its basis in its partnership interest. The at-risk rules limit a partner's deductible share of losses to the amount it is considered to be economically at-risk in the venture. If a partner's share of the partnership's losses are considered "passive losses," the partner must combine them with its passive losses from other sources and is allowed to deduct the total only to the extent of its passive income from all sources. Losses that are disallowed due to any of these three limitations are deductible in the year of the termination of a partnership interest and would offset any gain from liquidation. Accordingly, any suspended passive losses will be deductible in the year the partnership liquidated.

   Alternative Minimum Tax

        The above summary of the federal income tax provisions relating to the proposed transaction has not taken into account the federal alternative minimum tax. This tax was designed to ensure that at least some tax is paid by taxpayers who obtain benefits from exemptions and deductions. A taxpayer's alternative minimum tax liability is determined by adjusting its regular tax liability for alternative minimum tax preference and adjustment items. The proposed transaction may result in alternative minimum tax preference items flowing through to the partners.


   Conclusion

        The preceding is intended only as a summary of income tax consequences relating to the sale of assets by partnerships and partnerships' liquidation generally. The Limited Partners should consult their own tax advisors with respect to all matters discussed herein and their own particular tax circumstances.

        THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SALE AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION OF WHETHER TO VOTE IN FAVOR OF THE SALE. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR LIMITED PARTNER WHO IS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THE LIMITED PARTNERS ARE URGED TO CONSULT AND RELY ON THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PROPOSED SALE TO THEM.

                   ADDITIONAL INFORMATION FOR LIMITED PARTNERS

   Dissenters' Rights

        Under Wisconsin law and the Partnership Agreement, no Limited Partner is entitled to exercise dissenters' rights with respect to the Sale and subsequent dissolution of the Partnership.

   Receipt of Distributions After the Sale

        Upon consummation of the Sale, the Limited Partners will be entitled to receive, within 60 days of the Closing, the cash consideration outlined in "PROPOSED SALE OF PARTNERSHIP ASSETS AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP - Anticipated Distributions." Since certificates representing the RAL II Interests have not been issued to the Limited Partners, it will not be necessary for the Limited Partners to return certificates in order to receive distributions following the Sale.

   Operations Following the Sale and Effect of the Sale on Limited Partners

        Upon consummation of the Sale, the Partnership will use proceeds of the Sale to pay off its debt and other payables associated with the operation of the Partnership and the Real Property. Based on the existing obligations of the Partnership, the anticipated expenses related to the Sale and current and historical accounts payable, the General Partners believe that initial distributions to Limited Partners will total approximately $689 per Ral II Interest, not including any Conditional Future Distribution.

        In order to reduce expenses and maximize the distribution to the Limited Partners, the Partnership will begin to wind down its affairs following consummation of the Sale. Great Lakes has agreed that, after the closing of the Sale, it will cause its affiliate, First Financial Realty Management, Inc., to provide certain partnership administration services to the Partnership until it can be dissolved. Information regarding Conditional Future Distributions will be sent to Limited Partners at least annually until all such Conditional Future Distributions have been made or the seven-year period in which they may accrue has expired, although the General Partners anticipate that distributions of annual and quarterly reports to Limited Partners containing financial statements will be discontinued following the closing of the Sale. The Partnership will continue to maintain books and records and file tax returns until the affairs of the Partnership have been settled.

        Following the consummation of the Sale and the distribution of net proceeds available therefor, the Limited Partners will not have any interest in the Real Property or Great Lakes, except the right to receive Conditional Future Distributions, if any. If, however, after the Closing, any parcel of the Real Property is retained by the Partnership due to the results of title and environmental surveys which have yet to be conducted, a distribution to the Limited Partners of available funds will still be made; however, the Partnership will not be dissolved and the Limited Partners will continue to be Limited Partners of the Partnership until the affected property can be sold on commercially reasonable terms.


                                 THE PARTNERSHIP

   Selected Historical Financial and Operating Data

        The following selected financial information of RAL II for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 has been derived from RAL II's financial statements, which have been audited by Kolb Lauwasser & Co., S.C. for such periods. The following selected financial information for each of the six months ended June 30, 1998 and 1997 are unaudited but, in the opinion of the General Partners of RAL II, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the results of such periods.

                                                 Year Ended December 31,                          Period Ended June 30,
                              1997          1996         1995          1994           1993          1998         1997
    Summary of
     Operations:
       Total Revenue        $1,625,397     1,650,595    1,575,619      1,498,653     1,286,016       750,896      825,660
       Operating Income        450,761       566,485      568,817        498,788       272,541       190,214      263,586
       Net Income              523,995       643,133      654,540        566,968       331,268       220,590      299,911
    Per-Interest Data:
       Net Income per
        Interest                 62.49         76.70        78.06          67.61         39.51         26.57        31.75

    Financial Condition:
       Total Assets          4,507,221     4,786,990    5,199,217      5,212,005     5,275,948     4,354,820    4,648,018
       Bond, Notes and
        Capitalized
        Lease
        Obligations               --            --           --             --            --            --           --
       Partners' Capital     4,321,704     4,601,294    5,024,493      5,012,074     5,040,009     4,176,398    4,499,413
    Distributions per
      Interest:
       First Quarter             24.20         55.02        18.20          17.06         14.50         24.20        24.20
       Second Quarter            24.20         25.03        18.20          18.20         14.50         19.88        24.20
       Third Quarter             24.20         24.20        18.20          18.20         14.56
       Fourth Quarter            24.20         24.20        22.75          18.20         16.49


        Additional financial data is included in the Partnership's annual report to Limited Partners for the year ended December 31, 1997 and the Partnership's Quarterly Reports on Form 10-Q for the periods ended
   March 31, 1998 and June 30, 1998, a copy of each of which is enclosed with this Consent Solicitation Statement.

   Description of Business

        RAL II is a Wisconsin Limited Partnership formed on March 30, 1984 under the Wisconsin Revised Uniform Limited Partnership Act. RAL II was organized to acquire, for cash (no debt), real estate projects, including real estate for restaurants, mobile home communities and other commercial properties. RAL II sold $8,301,500 in RAL II Interests (8,301.5 Ral II Interests at $1,000 per Ral II Interest) from March 30, 1984 through June 30, 1985. RAL II has registered with the Securities and Exchange Commission a total of 8,301.5 Interests held by the public.

   Properties

        As of June 30, 1998, RAL II owned the following properties:

    Property                                Approximate Size

    Rocky Rococo Restaurant and Business    3,200 square-foot building on
    Wauwatosa, Wisconsin                    approximately 20,591 square
                                            feet of land

    Vacant Restaurant                       4,000 square-foot building on
    West Allis, Wisconsin                   approximately 34,000 square
                                            feet of land

    Pizza Hut Restaurant                    4,000 square-foot building on
    Waterloo, Iowa                          approximately 34,000 square
                                            feet of land

    Wendy's Restaurant                      3,600 square-foot building on
    Wauwatosa, Wisconsin                    approximately 56,000 square
                                            feet of land

    Spacious Acres Mobile Home Park*        182 mobile home pads on 63.5
    Town of Concord, Wisconsin              acres of land

    Wendy's Restaurant                      3,900 square-foot building on
    Eden Prairie, Minnesota                 approximately 62,000 square
                                            feet of land

    Rocky Rococo Restaurant                 3,900 square-foot building on
    Racine, Wisconsin                       approximately 79,025 square
                                            feet of land
   _________________
   * Denotes a material property, having gross revenues greater than 10% of total revenues.

        All of the Real Property was unencumbered as of June 30, 1998. In the opinion of the General Partners, all of the Real Property is adequately covered by insurance.

        Material Properties

        Following is information with respect to the Spacious Acres Mobile Home Park, RAL II's only property whose revenues are greater than 10% of total revenues of RAL II as denoted above.

        Occupancy Rates. Following is a listing of the approximate average physical occupancy rates during each of the last five years and for the six-month periods ended June 30, 1998 and 1997.

                                 Occupancy Rates

                                                    Six Months     Six Months
                                                      Ended           Ended
      1997    1996    1995    1994    1993        June 30, 1998   June 30, 1997

      99%      99%     99%     99%     99%             100%            99%

        Rental Rates. Following is a listing of the approximate average per-unit rental rates during each of the last five years and for the six-month periods ended June 30, 1997 and 1998.

                                  Rental Rates

                                                          Six Months       Six Months
                                                        Ended June 30,   Ended June 30,
      1997      1996     1995     1994     1993              1998             1997

     $2,786    $2,670   $2,539   $2,447   $2,335            $2,884           $2,767

        Depreciation. Depreciation information for the mobile home park is as follows:

    Type of Asset        Rate      Method      Depreciable Life
    Land Improvements     SL        ACRS          15/20 Years
    Building              SL        ACRS        18/19/40 Years
    Equipment            DDB     ACRS/MACRS      5/7/12 Years

        Taxes. Following is certain tax information for the mobile home park for each of the last three years and for the six-month periods ended June 30, 1998 and 1997.

                                                                             Six Months     Six Months
                                                                               Ended           Ended
                         1997      1996      1995      1994       1993     June 30, 1998   June 30, 1997
    Tax Rate (per
     1,000)            .017869    .018925   .020455   .029525    .030346      .017869         .017869
    Real Estate Taxes  $33,597    $35,735   $38,626   $43,331    $44,095      $16,799         $16,799


        Leases on Investment Properties

        The restaurant properties are leased under 20-year leases with two five-year options to renew the leases at the end of the original term. Rent, which is payable monthly, generally is equal to the greater of 6.50% or 6.75% of gross sales, depending on the lease, or a minimum base rent stated in the lease. All of the tenants are currently paying rent based on the minimum base rental. The leases are "triple net" to RAL II, with the lessee being responsible for occupancy costs such as maintenance, insurance, taxes and utilities. The Rocky Rococo Restaurant and Business in Wauwatosa is currently being operated directly by RAL II. Any excess cash flow is for the benefit of the Partnership. The vacant restaurant property in West Allis, Wisconsin was leased to a Hardee's Restaurant franchisee that became insolvent and went through an informal reorganization. The lessee vacated the premises in December 1996. The property has been reclassified in RAL II's financial statements as property held for sale or release as of June 30, 1998 and December 31, 1997 and 1996. The mobile home park receives income on a monthly basis from tenant leases that normally have lease terms of one year or less.

   Legal Proceedings

        As of August 31, 1998, there were no material pending legal actions affecting RAL II.

   Security Ownership of Certain Beneficial Owners and Management

        As of the date of this Consent Solicitation Statement, there were 8,301.5 RAL II Interests outstanding, each entitled to one vote on the Purchase Agreement and Sale.

        As of August 31, 1998, no person or group is known by RAL II to own beneficially more than 5% of the outstanding RAL II Interests.

        Certain of the General Partners own less than 1% of the RAL II Interests outstanding: Thomas R. Brophy beneficially owns 17 RAL II Interests; Robert A. Long beneficially owns six RAL II Interests and disclaims beneficial ownership of two additional RAL II Interests beneficially owned by his wife; and Bart Starr beneficially owns eight RAL II Interests.

   Comparative Per-Interest Data

        The following sets forth certain data concerning the historical net earnings, distributions and book value per Interest for RAL II.

                                         Year Ended December 31,                 Six Months Ended
                               1997      1996        1995       1994       1993    June 30, 1998
    Net Income (Loss)
     Per Interest           $ 62.49   $ 76.70     $ 78.06    $ 67.61    $ 39.51     $ 26.57
    Cash Distribution
     Per Interest             96.80    128.45       77.35      71.66      60.05       44.08
    Book Value Per
     Interest                513.15    547.46      599.22     598.51     602.56      495.38


   Market Price Data

        There is no established public trading market for the RAL II Interests. Nevertheless, the General Partners become aware of some transfers of RAL II Interests after they occur as a result of a review of transfer documents submitted to the Partnership from the purchaser or broker, which documents sometimes include the applicable sale price. The General Partners believe that such prices may, but do not necessarily, include various transfer fees and commissions.

        For the period from January 1997 through June 1998, the General Partners are aware of several trades, from a low price of $331 per RAL II Interest to a high price of $560 per RAL II Interest. The General Partners believe that, because of the very limited trading in the RAL II Interests, individual trades are anecdotal and that such prices do not necessarily reflect the true value of the Partnership's assets or the prices at which RAL II Interests would likely trade in a fluid market. At June 30, 1998, RAL II had 1,262 Limited Partners of record who held 8,301.5 RAL II Interests.

                                     EXPERTS

        The audited consolidated financial statements of the Partnerships as of December 31, 1997 and for each of the years in the three-year period then ended, have been incorporated by reference herein in reliance on the report of Kolb Lauwasser & Co., S.C., independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Partnership incorporates herein by reference the following documents, filed by the Partnership with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act"): (i) the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;
   (iii) all other reports filed by the Partnership pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997; and (iv) the description of the RAL II Interests contained in the Partnership's Registration Statement on Form 10, filed with the Commission on May 1, 1986.

        All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Consent Solicitation Statement and prior to September __, 1998 shall be deemed to be incorporated by reference in this Consent Solicitation Statement and to be part hereof from the date of filing of such documents. All information appearing in this Consent Solicitation Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Consent Solicitation Statement, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

                                                                   APPENDIX A



                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT is made as of February 17, 1998 between GREAT LAKES INVESTORS LLC, a Wisconsin limited liability company, or assigns ("Buyer"), and RAL YIELD EQUITIES II LIMITED PARTNERSHIP, a Wisconsin limited partnership ("Seller").


                                    RECITALS

         A. Seller owns the business described on the attached Exhibit A (the "Business," consisting of the "Projects" listed on Exhibit A).

         B. Buyer desires to purchase the Business and the assets of the Business defined in Section 1 (the "Assets"), and Seller desires to sell the Business and the Assets to Buyer, on the terms and conditions of this Agreement.


                                   AGREEMENTS

         In consideration of the foregoing recitals and the mutual agreements that follow, the receipt and sufficiency of which Buyer and Seller acknowledge, BUYER AND SELLER AGREE:

         1. Purchase and Sale. Buyer shall purchase from Seller and Seller shall sell to Buyer the Assets of the Business, comprised of the Property, the Name, and the Business Interests, defined as follows:

                  (a)      "Property" means:

                    (1) The real property described on the attached Exhibit 1(a)(1) and all easements, servitudes and other rights appurtenant to it, including all rights, title and interest of Seller in and to the adjacent streets, alleys and rights-of-way and all interests in contiguous property owned by Seller, its general partners or its affiliates (collectively, the "Land").

                    (2) All buildings, improvements, and building fixtures located on the Land (collectively, the "Improvements"; together with the Land, the "Real Property").

                    (3) All equipment and personal property owned by Seller and located on the Real Property (collectively, the "Personal Property").

                    (4) All warranties for construction protecting against material defects in and to the Improvements that were received by Seller from its contractors and material suppliers, to the extent assignable ("Warranties").

                    (5) All contracts for maintenance, materials and service to items (1) through (3) (collectively, the "Contracts").

                  (b) "Name" means all of Seller's right, title and interest in and to the name of the Business set forth on Exhibit A, and all rights to telephone numbers, telephone directory listings, existing advertising and media and promotional materials, to the extent assignable.

                  (c) "Business Interests" means all of Seller's right, title and interest in and to the contacts, reputation or good will of the Business, all leases affecting the Property ("Leases"), any rights related to vacant land adjacent to the Real Property, any dealership agreements for the sale or distribution of manufactured housing related to the Business, any franchise rights related to the Business, and such other rights, interests or intangibles involved in the operation of the Business, including (without limitation) the items described on the attached Exhibit 1(c).

         2.       Earnest Money; Consideration.

                  (a) Contemporaneously with execution of this Agreement, Buyer shall deliver $10,000.00 (the "Deposit") to Chicago Title Insurance Company (the "Title Insurance Company") to be held as earnest money and either applied to the cash payment set forth below at closing or disbursed to Buyer or Seller, as the case may be, pursuant to the terms of this Agreement. The earnest money shall be held in an interest-bearing account, with interest considered additional earnest money. The parties agree that the earnest money is sufficient consideration for Buyer's exclusive right to inspect and purchase the Assets pursuant to this Agreement, and for Seller's execution and delivery of, and performance of its obligations under, this Agreement. This consideration is in addition to and independent of any other consideration or payment provided in the Agreement.

                  (b) Within 10 days after this Agreement becomes binding, Buyer shall execute and deliver to Seller, as additional earnest money, Buyer's $100,000 promissory note payable in full at Closing or upon Buyer's breach of this Agreement (the "Buyer Note"). Within 3 business days after waiver or satisfaction of the last of Seller's conditions precedent under Section 4A, Buyer shall deliver to Seller a $100,000 letter of credit issued by a financial institution reasonably acceptable to Seller securing Buyer's obligations under the Buyer Note (the "Letter of Credit"). Buyer's payment of the Buyer Note shall be credited against the Purchase Price at Closing. If the transactions contemplated under this Agreement fail to close due to Seller's default (other than default limited to a valid legal defect in title that Buyer is unwilling to waive) or failure to satisfy or waive any of Seller's conditions precedent set forth in Section 4A, the Buyer Note shall be void, and Seller shall immediately return the original Buyer Note and the original Letter of Credit to Buyer, both marked "Canceled."

         3. Purchase Price. The purchase price for the Assets ("Purchase Price") is set forth on the attached Exhibit 3. The allocation of the Purchase Price among the Projects (the "Project Allocations") is set forth on Exhibit A. Subject to the prorations and credits set forth in Section 9 and elsewhere in this Agreement, Buyer shall pay the Purchase Price to Seller at Closing by certified or cashier's check or wire transfer.

         4. Buyer's Conditions Precedent. The matters set forth below are conditions precedent to Buyer's obligation to conclude this transaction. If Buyer does not deliver written notice to Seller by the date established on the attached Exhibit 4 for each condition that the condition has not been satisfied and that Buyer therefore elects to exercise such rights as Buyer may have under this Section, Buyer shall be deemed to have waived the condition. If Buyer timely elects to terminate Buyer's obligation to purchase a Project because of a failure to satisfy any condition with respect to such Project, then the Purchase Price shall be reduced by the Project Allocation for the affected Project, and as to the affected Project, this Agreement shall terminate, and Buyer shall promptly deliver to Seller (at no cost to Seller) copies of the reports it obtains in connection with the Project.

                  (a) Buyer shall order a survey of each Project from a surveyor or engineer reasonably acceptable to Seller. The parties shall share the survey costs equally, subject to adjustment as provided below. Each survey must comply with the minimum detail requirements to permit the Title Insurance Company to issue owner's and lender's policies of title insurance free from exceptions for matters that a current survey would disclose, showing the foundations of all buildings constituting Improvements, the courses and dimensions of and the area of the Land, all recorded or apparent easements or rights-of-way appurtenant to or part of the Real Property or to which the Real Property is subject, the location of all adjoining streets, any applicable flood hazard zone or notation of the lack of any such zone, and the distances of any buildings to the boundaries of the Real Property, and showing that the Real Property is free from questions of encroachment. Buyer shall deliver each survey to the Title Insurance Company. Buyer shall deliver written notice to Seller of any title defects disclosed by the surveys that are not Permitted Encumbrances (defined below) and to which Buyer objects. Seller shall use reasonable efforts to eliminate such objections that are not Permitted Encumbrances. If Seller fails to timely eliminate any objection that is not a Permitted Encumbrance, Buyer may either accept such objections, which will then become Permitted Encumbrances, or terminate this Agreement as to any or all affected Projects. The foregoing rights notwithstanding, Buyer shall not be permitted to terminate this Agreement as to the West Allis Property (defined in Exhibit 3) because of a title defect related to Seller's dispute with Home Depot U.S.A., Inc. If Buyer does not timely notify Seller of any defects as required above, then this condition shall be deemed satisfied.

                  (b) Seller, at Seller's expense, shall order a written commitment from the Title Insurance Company to issue an ALTA owner's policy of title insurance with general exceptions deleted, in the amount of the Purchase Price allocated to the Real Property as shown in the Purchase Price allocation on Exhibit 3, insuring that on recording the warranty deed from Seller to Buyer the Real Property shall be free and clear of all liens, encumbrances and defects except the matters listed on the attached Exhibit 4(b) ("Permitted Encumbrances"). Buyer must either approve the form and content of this commitment or give Seller written notice of its objections to the matters disclosed in it. Seller shall use reasonable efforts to eliminate such objections that are not Permitted Encumbrances. If Seller fails to timely eliminate any objection that is not a Permitted Encumbrance, Buyer may either accept such objections, which will then become Permitted Encumbrances, or terminate this Agreement as to any or all affected Projects. The foregoing rights notwithstanding, Buyer shall not be permitted to terminate this Agreement as to the West Allis Property (defined in Exhibit 3) because of a title defect related to Seller's dispute with Home Depot U.S.A., Inc.

                  (c) Buyer shall order a written environmental assessment of the Property from a qualified environmental engineer and an engineering report of the utility systems serving the Property from a qualified engineer. The parties shall share the assessment costs equally, subject to adjustment as provided below. Seller shall assist in the preparation of the environmental assessment and engineering report, if reasonably required by Buyer, by providing all information Seller may have and that is reasonably requested, permitting soil samples to be taken from the Real Property, and complying in a timely manner with any other reasonable requests of the persons preparing the environmental assessment and engineering report. Buyer shall deliver written notice to Seller of any defects disclosed by the environmental assessment and engineering report (including the matters set forth in Section 7, the existence of underground storage tanks, or objections of Buyer's lender, if any, to the content or conclusion of the assessment and report) ("Defects"). Seller shall, within 10 days after notice, obtain from one or more firms reasonably acceptable to Buyer a quotation of the cost of remediating the Defects. If the quotation is less than or equal to the lesser of $100,000 or 10% of the Project Allocation for the affected Project, Seller shall, at its expense before closing, remediate the Defects. If the quotation is more than such amount and Seller is unwilling to pay the additional amount, Buyer shall have the following options:

                    (1) In the case of all Projects other than the Rocky Rococo Restaurant in Wauwatosa, Wisconsin (the "Wauwatosa Rocky's"), Buyer may either
(i) terminate this Agreement as to the affected Project and have the Purchase Price reduced by the Project Allocation; or (ii) close on the affected Project and offset Seller's share of the quotation for remediating the Defects against the Purchase Price. If Buyer chooses option (ii) above, Seller shall have no further obligations with respect to remediating the affected Project's Defects.

                    (2) In the case of the Wauwatosa Rocky's, Buyer may defer taking title to the affected Project until the Defects have been remediated. If Buyer selects this option, Buyer shall at Closing pay the Project Allocation to Seller to purchase the restaurant operations at the Project (including the franchise rights described in Exhibit 1(c)), and Buyer and Seller shall at Closing enter into a groundlease of the affected Project at a net rent of $1 per year. Buyer shall be entitled to all income from the Project during the groundlease term, and shall be responsible for the payment of all real estate taxes, insurance, cost of maintenance and repairs, and all other carrying costs and operating expenses associated with the affected Project. Buyer shall have the Project's Defects remediated, and Seller shall pay the lesser of $100,000 or 10% of the Project Allocation toward the remediation costs, with Buyer paying the balance. The groundlease shall expire when the Defects have been remediated, at which time Buyer shall take title to the affected Project. If Buyer acquires a Project affected by Defects and all or a portion of the cost of remediating the Defects is reimbursable from the State of Wisconsin PECFA Fund, the reimbursement shall first be paid to reimburse Buyer such costs that were paid by Buyer (to the extent they are reimbursable), and the balance shall be paid to Seller.

                  (d) Buyer shall receive, at Seller's expense before closing, the written consent of each party to the contracts listed on Exhibit 1(c) whose consent is required for the transfer of Seller's contract rights to Buyer.

                  (e) At closing, the information contained in the Exhibits to this Agreement must be materially accurate and complete with respect to all material matters, and not contain any untrue statements of material fact or omit material facts which would render any Exhibit misleading.

         4A. Seller's Conditions Precedent. The matters set forth below are conditions precedent to Seller's obligation to conclude this transaction. If Seller delivers written notice to Buyer by Seller's Contingency Deadline (defined below) that any such condition has not been satisfied or waived, Seller may terminate this Agreement by written notice to Buyer. If Seller timely elects to terminate this Agreement because of Seller's failure to satisfy or waive any condition, this Agreement shall terminate, the Deposit, the Buyer Note (marked "Canceled"), and the Letter of Credit (also marked "Canceled") shall be promptly returned to Buyer, and neither party shall have any further obligation to the other except as set forth in Sections 8(b) and 11. If Seller fails to timely deliver such notice, these conditions shall be deemed waived. "Seller's Contingency Deadline" shall be June 13, 1998, provided that as long as Seller is diligently pursuing satisfaction of Seller's conditions precedent, this date may be extended, at Seller's option, to August 13, 1998.

                  (a) Seller must obtain either (1) approval of the transaction by the federal Securities and Exchange Commission and all state securities commissioners with jurisdiction, or (2) an opinion of counsel reasonably satisfactory to Seller that such approval is not required. Buyer shall cooperate in Seller's efforts to obtain such approvals, including providing financial information concerning Buyer if required.

                  (b) The Limited Partners of Seller must approve the transactions contemplated in this Agreement by the consent or approval of the holders of a majority of the outstanding limited partnership interests in Seller.

                  (c) Seller must receive a so-called "fairness opinion," prepared at Seller's expense by an independent valuation company (e.g., Valuation Research Corporation or American Appraisal Associates, Inc.) of Seller's choosing, which (1) states that the Purchase Price is fair and adequate consideration for the Assets in language, and subject to assumptions and qualifications, customary in the industry and (2) is reasonably satisfactory to Seller's securities counsel, Foley & Lardner, and at least a majority of Seller's general partners.

         4B. Mutual Condition Precedent. The parties' obligations under this Agreement are contingent on this transaction closing simultaneously with the transactions contemplated under the agreements of the same date between Buyer and the affiliates of Seller described on the attached Exhibit 4B, provided that in the case of the agreement with RAL Income + Equity Growth V Limited Partnership ("RAL V"), this condition shall be deemed satisfied if all of the transactions with RAL V are closed by January 31, 1999 in accordance with the terms of the Asset Purchase Agreement between Buyer and RAL V of the same date as this Agreement.

         5.       Matters Pending Closing.  Until closing:

                  (a) Buyer's authorized representatives, including its appraisers, architects and engineers, shall have access to the Property and to all Seller's records and information regarding the Property (whether on the Property or at Seller's offices) during normal business hours and after at least 24 hours prior written or oral notice. Any entry on the Property by Buyer's authorized representatives shall not interfere with the rights of tenants in possession, and shall be subject to the provisions of Section 11(b).

                  (b) Without Buyer's prior written consent, except as provided in this paragraph or in Exhibit 3, Seller shall not: (1) make any new lease affecting the Business or the Property or permit the termination or modification of any Lease except in the ordinary course of Seller's Business; (2) transfer all or any portion of the Property; (3) create any liens, encumbrances, easements or rights-of-way affecting the Property; or (4) settle any lawsuits related to the Business or the Assets. The foregoing provision notwithstanding, Seller may sell, or enter into one or more contracts to sell, the specific Projects identified in the attached Exhibit 5(b). If Seller sells, or enters into a contract to sell, any such Project, the Purchase Price shall be reduced by the Project Allocation.

                  (c) Seller shall maintain the Property in accordance with standards previously followed by Seller and shall take no action affecting the Property that is not in the ordinary course of Seller's Business without Buyer's prior written consent. Seller shall maintain at customary levels all inventories, building supplies and personal property used in the normal maintenance, servicing, supplying and upkeep of the Property.

         (d) Seller shall not remove any Improvements or Personal Property from the Property unless removal is for the purpose of repair or maintenance, in which case the property removed shall be promptly replaced.

                  (e) Seller shall maintain fire and extended coverage insurance in the amount of the replacement cost of the Improvements and Personal Property, together with rent loss insurance in an amount not less than the annual gross rents payable by tenants under the Leases.

                  (f) Seller shall not enter into any new or modify any existing service or employment contracts that shall not expire on or before closing without Buyer's prior written consent, which shall not be unreasonably withheld.

         6.       Closing Date.

                  (a) The transaction contemplated under this Agreement shall be closed at the offices of Mallery & Zimmerman, S.C., 111 East Wisconsin Avenue, Suite 1790, Milwaukee, Wisconsin 53202, or Buyer's lender's attorneys, if any, within 45 days after satisfaction or waiver of the conditions set forth in
Section 4A (the "Closing Date"), or at such other time and place as the parties may agree. Possession of the Property shall be delivered to Buyer on the Closing Date, subject to the rights of tenants under the Leases.

                  (b) At closing Seller shall deliver to Buyer the following documents:

                    (1) A General Warranty Deed conveying to Buyer the Real Property, subject only to Permitted Encumbrances;

                    (2) A Bill of Sale conveying to Buyer the Personal Property free and clear of liens or encumbrances;

                    (3) Each Lease then in effect and an Assignment conveying to Buyer the interest of Seller in and to each Lease, as amended;

                    (4) An Assignment conveying to Buyer the interest of Seller in and to the Warranties and the Contracts and written verification that any present property management agreement with an affiliate of Seller other than Midwest Property Management I, Inc. or Midwest Property Management II, Inc. has been terminated;

                    (5) The owner's  policy of title  insurance  required  under
Section 4(b);

                    (6) An Assignment conveying to Buyer the interest of Seller in the Name and good will;

                    (7) The original Buyer Note, marked "Paid," and the original Letter of Credit, marked "Canceled"; and

                    (8) Such other documents as Buyer may reasonably request.

                  (c) At closing Buyer shall deliver to Seller payment of the balance of the Purchase Price.

         7. Seller's Warranties and Representations. This Agreement is entered into by Buyer based on the representations and warranties of Seller contained in it. These representations and warranties shall be true and correct as of the date of this Agreement and as of the Closing Date and shall survive closing, subject to the provisions of Section 13(d). Seller acknowledges that the warranties and representations made by Seller are a material inducement to Buyer's entering into this Agreement. No inspection, testing or mapping by Buyer of the Property shall constitute a waiver by Buyer of its rights to rely on Seller's representations and warranties, provided, however, that the represen-tations and warranties shall be deemed modified by any factual matters disclosed by any inspection, testing or mapping that make Buyer or its agents actually aware of inaccuracies in the representations and warranties. Seller's repre-sentations and warranties shall also be deemed modified by any factual matters of which Buyer, Buyer's affiliate First Financial Realty Management, Inc. ("FFRM"), or their respective employees or agents have received or do receive actual or constructive notice in the course of performing partnership adminis-tration services for Seller or managing the Property and the Business, or otherwise. Seller represents and warrants to Buyer that Seller owns the Assets free and clear of all liens and encumbrances other than Permitted Encumbrances. Seller makes no representations or warranties concerning the physical condition of the Assets, and is selling the Assets in their physical condition as-is, where-is, and with all faults.

         8.       Closing Costs.

                  (a) If the transaction closes, Seller shall be responsible for the title insurance premiums for the owner's policy (with no special endorsements), survey charges, real estate transfer fees, and costs for the engineering reports; and Buyer shall be responsible for the costs of the environmental studies. To the extent either party has paid costs for which the other is responsible, the responsible party shall reimburse the other party at closing.

                  (b) If the transaction does not close due to Buyer default, Buyer shall reimburse Seller for all costs previously paid by Seller for the items set forth in paragraph (a). If the transaction does not close due to Seller default, Seller shall reimburse Buyer for all costs previously paid by Buyer for such items. If this transaction does not close for any other reason, the parties shall share the costs of such items equally.

                  (c) In either case, each party shall pay its own attorneys' fees and expenses.

         9.       Prorations and Credits.

                  (a) The following items shall be prorated and apportioned as of the Closing Date: net general real estate taxes, utility charges, current and prepaid rent, and any amounts payable under the Contracts. For the purposes of prorating real estate and personal property taxes on the Closing Date, the taxes for the year of closing shall be prorated based upon the prior year's net tax amounts. Municipal parking fees shall be reflected, if necessary, to avoid Buyer incurring any liability for parking fees collected or assessed prior to the Closing Date. Special assessments, if any, for work on site actually commenced, announced, or levied before the Closing Date, and all charges, tap fees, paybacks, and other obligations for improvements affecting the Property and imposed prior to the Closing Date, and the costs of restoring the Property as nearly as possible to the condition that existed before such work or improvements, shall be paid by Seller; provided, however, that the restoration costs, if any, shall be included in the costs of remedying Defects under Section 4(c) and accordingly shall be subject to the limitations on Seller's liability in Section 4(c). Income and expenses attributable to the Closing Date shall accrue to Seller.

                  (b) Buyer shall receive credit for free rent and other rent concessions made or granted by Seller with respect to any portion of the Property. On the Closing Date, Seller shall pay to Buyer the amount of any rent security deposits then held by Seller together with accrued interest, if any.

         10.      Fire or Other Casualty.

                  (a) If the Property or any part of it is damaged by fire or other casualty prior to the Closing Date (as determined by Buyer in good faith), and this casualty results in uninsured or unreimbursed loss or abatement of rent or termination of Leases accounting for more than 5% of the rental income of the Property, Buyer may terminate this Agreement by written notice to Seller within 20 days after the damage and this Agreement shall be of no further effect and neither party will thereafter have any further obligation to the other except that all earnest money paid, plus accrued interest, shall be returned promptly to Buyer. Seller shall grant to Buyer full and free access to the Property for the purpose of inspecting such damage and assessing the extent of it, but this entry upon the Property by Buyer shall not interfere with Seller's reconstruction or the rights of tenants in possession under the Leases, and shall be subject to the provisions of Section 11(b).

                  (b) If this Agreement is not terminated pursuant to subsection
(a) above, closing shall occur without abatement of the Purchase Price and Seller shall assign and transfer to Buyer at closing by written instrument all of Seller's right, title and interest to all insurance proceeds paid or payable to Seller on account of such fire or casualty, less the amount expended by Seller for the cost of restoration prior to the Closing Date, and Seller shall reimburse Buyer for the amount of any "deductible" under the insurance policy, to the extent paid by Buyer.

         11.      Indemnification.

                  (a) Seller shall indemnify and hold Buyer harmless and shall assume the defense of any liability or claim asserted on or after the Closing Date against and in respect of any liabilities, obligations, costs and expenses directly related to or connected with the Property, whether accrued, absolute or contingent, or otherwise existing on the Closing Date or arising out of any transaction entered into or any set of facts existing prior to the Closing Date, except as expressly assumed in this Agreement by Buyer, or for any loss, cost, expense or liability arising from any breach or default by Seller under this Agreement, including breaches of Seller's warranties. Notwithstanding the foregoing, Buyer's rights against Seller under Section 11(a) (except rights resulting from fraud or intentional misrepresentation) shall expire unless Buyer gives Seller written notice of a claim under this provision within one year after closing. Further, Seller shall have no obligations under Section 11(a) unless and until Buyer's damages exceed $50,000, and then only for the amount by which the damages exceed that amount. Buyer agrees to look solely to the assets of Seller (including any assets or proceeds distributed to its partners after closing) to satisfy any claims under Section 11(a). In no event shall the general partners of Seller be personally liable under Section 11(a), except to the extent they have actually received assets or proceeds from Seller after Closing.

                  (b) Buyer shall indemnify and hold Seller harmless and shall assume the defense of any liability or claim asserted on or after the Closing Date against and in respect of any liabilities, obligations, costs and expenses related to or connected with the Property, whether accrued, absolute or contingent but only to the extent that such liability or claim arises out of any transaction entered into or any set of facts coming into existence after the Closing Date, or for any loss, cost, expense or liability arising from any breach or default by Buyer under this Agreement, except as provided in Section 12(a). Buyer shall hold Seller harmless from and indemnify Seller against any loss, liability, damages or expenses (including reasonable attorney fees and disbursements) arising out of or resulting from any entry, inspection, mapping or other investigations on the Property by Buyer, its agents, contractors or consultants. In addition, Buyer acknowledges and is aware that Article VI(C) of the Property Management Agreement dated as of June 1, 1993, between Seller and Midwest Property Management I, Inc. (the "Management Agreement"), provides that after the Projects have been transferred to Buyer pursuant to this Agreement, the Management Agreement shall continue in full force and effect in respect of the Projects and shall be jointly and severally binding upon Seller and Seller's successors in title or assigns, unless terminated as provided in the Management Agreement. Therefore, in addition to the foregoing indemnification obligations, Buyer agrees to indemnify and hold Seller harmless from and against any loss, costs, damages or expenses (including, without limitation, reasonable attorney's fees and disbursements) suffered or incurred by Seller with respect to the Management Agreement after the Closing Date.

                  (c) If as a result of any liability or claim either Buyer or Seller is required to indemnify and hold the other harmless, the party to whom the claim is made shall promptly notify the other in writing of such liability or claim and both Buyer and Seller will cooperate with each other in the defense of the liability or claim; the party responsible for the defense shall select such defense counsel as it may deem necessary subject to the reasonable approval of the other party.

         12.      Termination, Default and Remedies.

                  (a) If, after waiver or satisfaction of all contingencies listed in Section 4, Buyer defaults under this Agreement, Buyer shall pay to Seller, as liquidated damages, in lieu of all legal or equitable remedies which may be available to Seller, (1) any earnest money paid or to be paid by Buyer under this Agreement (including, without limitation, the Deposit, the Buyer Note, and the Letter of Credit) plus accrued interest, plus (2) an additional amount equal to Seller's actual out of pocket costs (including reasonable attorneys' fees) incurred in connection with Seller's performance under this Agreement.

                  (b) If Seller defaults under this Agreement, all earnest money (including, without limitation, the Deposit, the Buyer Note, marked "Canceled," and the Letter of Credit, also marked "Canceled") and accrued interest shall be returned to Buyer and, in addition, Buyer may pursue any legal or equitable remedy that may be available to Buyer. In the alternative, Buyer may choose the remedy set forth in Section 12(c) below, if applicable. However, if Seller is in default under this Agreement solely by reason of a valid legal defect in title that Buyer is unwilling to waive, the earnest money paid and accrued interest shall be returned to Buyer as Buyer's sole remedy and this Agreement shall be void.

                  (c) If this transaction does not close due to Seller's default (other than default limited to a valid legal defect in title that Buyer is unwilling to waive) or inability to satisfy the condition set forth in Section 4A(b), then if, within 12 months after Seller's default or termination of this Agreement, Seller sells or enters into a contract to sell the Assets to another buyer (the "Post-Termination Sale or Contract"), Seller shall pay Buyer a termination fee equal to the lesser of the following: (1) 25% of the amount by which the sale price under the Post- Termination Sale or Contract exceeds the Purchase Price defined in this Agreement; or (2) 6% of the Purchase Price defined in this Agreement. If Buyer chooses this remedy, such payment shall be paid by Seller to Buyer as liquidated damages, in lieu of all legal or equitable remedies that may be available to Buyer.

         13.      Miscellaneous Provisions.

                  (a) Interpretation. This Agreement is governed by and shall be construed in accordance with the laws of the State of Wisconsin. Time is of the essence of this Agreement. This Agreement supersedes all prior agreements and communications, written or verbal, between Buyer and Seller relating to the purchase and sale of the Assets.

                  (b) Assignment. Buyer may assign this Agreement, provided the assignee assumes the obligations of Buyer, but Buyer shall remain liable for Buyer's obligations. The representations, warranties, covenants and agreements contained in this Agreement and all other rights of Buyer arising under this Agreement shall inure to the benefit of any such assignee.

                  (c) Effect of Acceptance. Upon execution of this Agreement by Buyer, FFRM, and at least three out of four of the individuals signing on behalf of Seller, this Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective heirs, legal representatives, successors and assigns. There are no conditions, representations, warranties, covenants, or agreements relating to this transaction not contained in this Agreement or in the Exhibits to it. Any subsequent conditions, representations, warranties, covenants or agreements shall not be valid and binding upon the parties unless in writing and signed by both parties.

                  (d) Survival. All representations, warranties, covenants and agreements in this Agreement shall survive the Closing Date and shall not merge in the General Warranty Deed or any other document executed and delivered in performance of this Agreement. However, Buyer's rights against Seller for any breach of a representation or warranty (except a breach resulting from fraud or intentional misrepresentation) shall expire unless Buyer gives Seller written notice of an alleged breach within one year after Closing. Buyer agrees to look solely to the assets of Seller (including any assets or proceeds distributed to its partners after Closing) to satisfy any claims under such provision. Notwithstanding anything to the contrary provided in this Agreement, in no event shall the general partners of Seller be personally liable under any provision(s) of this Agreement or with respect to any of Seller's obligations hereunder, except to the extent they have actually received assets or proceeds from Seller after Closing.

                  (e) Notices. Any notice required to be given herein will be in writing and either delivered personally or sent postage prepaid by certified United States Mail, return receipt requested, addressed, if to Buyer, at 20875 Crossroads Circle, Waukesha, Wisconsin 53186 and if to Seller c/o Martin W. Meyer, Esq., Domnitz, Mawicke, Goisman & Rosenberg, S.C., 1509 North Prospect Avenue, Milwaukee, Wisconsin 53202. Either party may, by written notice, designate a different address for notices. Notice shall be deemed given when personally delivered to the office of either party during normal business hours or when deposited in the mail.

                  (f) Disclosure. Certain of Buyer's affiliates are licensed real estate brokers who intend to realize a profit from this transaction.

                  (g) Post-Closing Management. Buyer shall cause FFRM to continue to provide partnership administration services (preparation of Seller's tax returns and reports and attendant income tax schedules for partners of Seller and the like) to Seller at no cost to Seller until Seller has been dissolved and finally liquidated. If FFRM fails to perform such partnership administration services for any reason, Buyer shall be obligated to perform, or cause to be performed, such partnership administration services.


               (The rest of this page is intentionally left blank)

GREAT LAKES INVESTORS LLC                       RAL - YIELD EQUITIES II LIMITED
                                                         PARTNERSHIP


By:      /s/ Douglas C. Heston                   By:      /s/ Thomas R. Brophy
         Douglas C. Heston,                               Thomas R. Brophy,
         Manager                                          General Partner


                                                 By:      /s/ John A. Hanson
                                                          John A. Hanson,
                                                          General Partner


                                                 By:      /s/ Robert A. Long
                                                          Robert A. Long,
                                                          General Partner


                                                 By:      /s/ Bart Starr
                                                          Bart Starr,
                                                          General Partner

                               CONSENT OF MANAGER

          First Financial  Realty  Management,  Inc. agrees to the provisions of
Section 13(g) of this Agreement.


                                         FIRST FINANCIAL REALTY MANAGEMENT,
                                         INC.


                                         By:   /s/ Douglas C. Heston
                                               Douglas C. Heston, President

EXHIBITS:
A                 -        Description of Business
1(a)(1)           -        Legal Description of Land
1(c)              -        Specific Business Interests
3                 -        Purchase Price and Allocation
4                 -        Contingency Deadlines
4(b)              -        Permitted Encumbrances
4B                -        Agreements with Seller's Affiliates
5(b)              -        Assets Seller May Sell

                                    EXHIBIT A

                             Description of Business

            Project                                                 Allocation

Spacious Acres Mobile Home Park                                         TBD
Sullivan, Wisconsin

Wendy's Restaurant                                                      TBD
Wauwatosa, Wisconsin

Former Hardee's Restaurant                                           $ 200,000
West Allis, Wisconsin

Wendy's Restaurant                                                      TBD
Eden Prairie, Minnesota

Pizza Hut Restaurant                                                    TBD
Waterloo, Iowa

Rocky Rococo Restaurant                                                 TBD
Racine, Wisconsin

Rocky Rococo Pan Style Pizza Restaurant                                 TBD
Wauwatosa, Wisconsin

                                 EXHIBIT 1(a)(1)

                                Legal Description


To be provided in title insurance commitment

                                  EXHIBIT 1(c)

Specific Business Interests


Rights under the franchise agreement with Rocky Rococo Corporation with respect to the Rocky Rococo Pan Style Pizza restaurant in Wauwatosa, Wisconsin, which agreement must by Closing be extended through the year 2008 on terms substantially identical to its present terms. If necessary to obtain the franchisor's approval of the assignment of such franchise agreement or to extend the term of such franchise agreement, Douglas C. Heston, by his execution of this Agreement on behalf of Buyer, agrees to personally guarantee all of Buyer's obligations under such franchise agreement. If the parties are unable to obtain an assignment or an extension of the franchise agreement, Buyer shall have the option to either (1) waive the requirement that the agreement be assigned or extended, or (2) terminate this Agreement as to the affected Project and have the Purchase Price reduced by the Project Allocation.

                                    EXHIBIT 3

                                 Purchase Price


The Purchase Price is $6,134,000.

If a lease of the former Hardee's Restaurant in West Allis, Wisconsin (the "West Allis Property") is executed within 7 years after Closing, Buyer shall pay Seller (1) an amount determined by capitalizing average annual net rent payable during the shorter of the entire lease term or the first 5 years of the lease term at 11% per year; less (2) $200,000. Such payment shall be due upon leasing the West Allis Property.

Further, regardless of whether Buyer has made the foregoing payment to Seller, if Buyer sells the West Allis Property within 7 years after Closing, Buyer shall pay Seller (1) Buyer's sale price for the West Allis Property; less (2) Buyer's selling expenses, including real estate transfer fees, recording fees, brokers' commissions and legal fees; less (3) any amount previously paid by Buyer to Seller, pursuant to the preceding paragraph; less (4) $200,000. If the formula described in the preceding sentence results in an amount equal to or less than zero, neither Buyer nor Seller shall be required to make a payment to the other party. Such payment shall be due at closing of the sale of the West Allis Property.

If Seller is able to lease or sell the West Allis Property prior to Closing, the following shall occur: (a) If Seller leases the West Allis Property, the Purchase Price shall be increased by an amount equal to (1) an amount determined by capitalizing average annual net rent payable during the shorter of the entire lease term or the first 5 years of the lease term at 11% per year; less (2) $200,000; and (b) if Seller sells the West Allis Property, the Purchase Price shall be reduced by $200,000, and Seller shall be entitled to receive and retain all of such net sale proceeds. Nothing in this provision shall relieve Seller of the obligation under Section 5(b) of this Agreement to obtain Buyer's consent to any such lease.

Upon notice to Buyer that Seller has sold the West Allis Property, Buyer shall release the West Allis Property from any right, title or interest Buyer has or may have in the West Allis Property pursuant to this Agreement, and Buyer shall execute any documents reasonably required to evidence such release.

                                    EXHIBIT 4

                              Contingency Deadlines


Section                Contingency                                 Deadline*


4(a)            Notice of survey defects                             60 days

                Remedy of survey defects                             90 days

4(b)            Notice of title objections                           60 days

                Remedy of title objections                           90 days

4(c)            Notice of environmental defects                      75 days

                Remedy of environmental defects                      105 days

* Expressed as the number of days after the date of this Agreement. Deadlines falling on a non-business day shall be extended to the next business day.

                                  EXHIBIT 4(b)

                             Permitted Encumbrances


Each encumbrance specifically listed in the Title Insurance Commitment shall be a "Permitted Encumbrance" under this Agreement, provided it does not (a) materially interfere with the access to and from or the use or occupancy of the Real Property; or (b) result in the violation of any building or zoning code; or
(c) create or result in a material encroachment that materially interferes with the access to and from or the use or occupancy of the Real Property or any properties adjacent to the Real Property or materially reduces the value of the Real Property or any properties adjacent to the Real Property; (d) constitute a monetary lien that will not be discharged at or prior to the Closing Date; or
(e) materially interfere with Buyer's ability to continue to lease at their fair market values those mobile home sites at the Property (assuming the Property is a mobile home park) that have been under lease during any part of the year preceding the Closing Date.

                                   EXHIBIT 4B

                       Agreements With Seller's Affiliates


Asset Purchase Agreement with RAL Yield + Equities III Limited Partnership

Asset Purchase Agreement with RAL Yield + Equities IV Limited Partnership

Asset Purchase Agreement with RAL Income  + Equity Growth V Limited Partnership

Asset Purchase Agreement with RAL Germantown/Monroe Income Limited Partnership (The simultaneous closing of this transaction with Buyer, as required under Section 4B, shall only be required if the transaction with Buyer is approved by the holders of a majority of the outstanding limited partnership interests in RAL Germantown/Monroe Income Limited Partnership)

Purchase Agreement with Thomas R. Brophy, John A. Hanson, and Robert A. Long (and possibly Bart Starr)

                                  EXHIBIT 5(b)

Assets Seller May Sell


Former Hardee's Restaurant
West Allis, Wisconsin
(subject to the terms of Exhibit 3)

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


                  This First Amendment to Asset Purchase Agreement ("First Amendment") is made as of June 26, 1998 by and between GREAT LAKES INVESTORS LLC, a Wisconsin limited liability company ("Buyer"), and RAL-YIELD EQUITIES II LIMITED PARTNERSHIP, a Wisconsin limited partnership ("Seller").

                                    RECITALS

                  A. Buyer and Seller entered into that certain Asset Purchase Agreement dated February 17, 1998 (the "Original Agreement"), pursuant to which Seller agreed to sell and Buyer agreed to purchase the Assets, as defined in
Section 1 of the Original Agreement.

                  B. Purchaser and Seller desire to amend certain provisions of the Original Agreement as set forth in this First Amendment.

                  NOW, THEREFORE, in consideration of the mutual agreements contained in the Original Agreement and in this First Amendment, it is agreed as follows:

                  1. Contingency Deadlines. The deadlines contained in Sections 4 and 4A of the Original Agreement regarding notices, remedies and the satisfaction or waiver of the contingencies contained therein shall be changed as follows:

          a. Exhibit 4 of the Original Agreement shall be deleted in its entirety and replaced with the form of Exhibit 4 attached to this First Amendment. If Buyer is diligently attempting to satisfy the contingencies set forth in Sections 4(a), 4(b) and 4(c) of the Original Agreement, Buyer shall have the right to further extend to September 15, 1998 any or all of the deadlines set forth on the amended Exhibit 4 that relate to notice of defects or objections, in which case the related deadline for the remedy of such defects or objections shall be extended to October 15, 1998. If Buyer desires to exercise its right to extend any or all of such deadlines, it must so notify Seller on or before July 15, 1998.

          b. "Seller's Contingency Deadline", as defined in Section 4A of the Original Agreement, shall be changed from June 13, 1998 (which was previously extended by Seller to August 13, 1998) to July 15, 1998. If Seller is diligently attempting to satisfy the contingencies set forth in Section 4A of the Original Agreement, Seller shall have the right to further extend the date of Seller's Contingency Deadline to September 15, 1998. If Seller desires to exercise its right to extend Seller's Contingency Deadline, it must so notify Buyer on or before July 15, 1998.

                  2. Closing Date. The "Closing Date" as defined in Section 6(a) of the Original Agreement shall be changed to July 31, 1998, provided that if Buyer exercises its right to extend one or more contingency deadlines pursuant to Section 1(a) of this First Amendment and/or if Seller exercises its right to extend Seller's Contingency Deadline pursuant to Section 1(b) of this First Amendment, then the "Closing Date" shall be extended to the date that is fifteen (15) days after all of the conditions set forth in Sections 4 and 4A have been satisfied or waived.

                  3. Purchase of Note Receivable. Seller has previously sold certain real property located on Hwy. "T" in the City of Waukesha, Wisconsin. In connection with such sale, Seller received a land contract or a note and mortgage (the "Note Receivable") from the buyer of such property. In addition to the Assets described in the Original Agreement, Buyer shall also purchase from Seller all of Seller's right, title and interest in and to the Note Receivable. The amount to be paid by Buyer to Seller for the Note Receivable shall be equal to the unpaid principal balance of the Note Receivable as of the Closing Date, plus any interest accrued thereon, and the Purchase Price shall be increased by a like amount. At the closing of the transaction contemplated herein, Seller shall deliver to Buyer an Assignment conveying to Buyer the interest of Seller in and to the Note Receivable.

                  4. Purchase of Inventory. At the closing of the transaction contemplated herein, Seller shall convey to Buyer all of Seller's right, title and interest in and to any and all food and beverage inventory on hand at the Wauwatosa Rocky's (as defined in the Original Agreement) at the close of business on the day preceding the Closing Date. The price to be paid by Buyer to Seller for such food and beverage inventory shall be equal to the amount paid by Seller to purchase such items, and shall be in addition to the Purchase Price.

                  5. Effect of Amendment. Except as amended or modified as set forth herein, the Original Agreement shall remain unchanged, in full force and effect and binding upon the parties.

                  6. Counterparts. This First Amendment may be executed in one or more counterparts, each of which will be deemed an original of this First Amendment.

         IN WITNESS WHEREOF, Buyer and Seller have executed this First Amendment as of the date first written above.

                                                GREAT LAKES INVESTORS LLC


                                                By: /s/ Douglas C. Heston
                                                    Douglas C. Heston, Manager


                                                RAL-YIELD EQUITIES II LIMITED
                                                PARTNERSHIP


                                                By: /s/ Thomas R. Brophy
                                                    Thomas R. Brophy, General
                                                    Partner


                                                By: /s/ John A. Hanson
                                                    John A. Hanson, General
                                                    Partner


                                                By: /s/ Robert A. Long
                                                    Robert A. Long, General
                                                    Partner


                                               By: /s/ Bart Starr
                                                   Bart Starr, General Partner



                                    EXHIBIT 4

                              Contingency Deadlines


Section           Contingency                                      Deadline

4(a)            Notice of survey defects                        July 15, 1998

                Remedy of survey defects                        July 31, 1998

4(b)            Notice of title objections                      July 15, 1998

                Remedy of title objections                      July 31, 1998

4(c)            Notice of environmental defects                 July 15, 1998

                Remedy of environmental defects                 July 31, 1998

                                                                APPENDIX B

             [Letterhead of Valuation Research Corporation]




   September 1, 1998



   RAL-YIELD EQUITIES II Limited Partnership
   c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.
   1509 North Prospect Avenue
   Milwaukee, WI  53202

   Ladies and Gentlemen:

   Valuation Research Corporation ("VRC") has been retained by you to express our opinion as of September 1, 1998, as to the fairness, from a financial point of view, of the $6,134,000 cash tender offer ("the Offering Price") for the major assets of RAL-YIELD EQUITIES II Limited Partnership ("the Partnership"). We understand that under the terms of the proposed offer (the "Offer") Great Lakes Investors LLC, a Wisconsin limited liability company, would purchase these assets from the Partnership and thus the Partnership would, in effect, be terminated.

   NATURE OF THE BUSINESS

   RAL-YIELD EQUITIES II is a Wisconsin limited partnership formed on March 30, 1984 under the provisions of the Wisconsin Uniform Limited Partnership Act, to acquire for cash, operate, lease, develop and eventually sell income-producing real estate properties. Currently, the Partnership owns seven properties. It operates both a mobile home park and a restaurant and leases five commercial properties to various restaurant franchisers. These properties are located in Iowa, Minnesota and Wisconsin. The Partnership will terminate December 31, 2014, except in the event of prior sale of the Partnership's properties, action by a majority interest of the Limited Partners or certain other events.

   Effective June 30, 1985, the Partnership completed its offering of limited partnership interests. A total of 8,031.5 interests were sold for an aggregate contribution of $8,301,500. In connection with the sale of the limited partnership interests, the Partnership incurred costs to raise capital of approximately $768,000, which were charged against partners' equity.

   The Partnership exists for the sole purpose of investing in income producing properties (fast-food restaurants and mobile home parks). Currently the direct property investment is in six fast-food restaurants:

             Rocky Rococo Pan Style Pizza            Wauwatosa, WI
             Rocky Rococo                            Racine, WI
             Pizza Hut                               Waterloo, IA
             Wendy's                                 Eden Prairie, MN
             Hardee's                                West Allis, WI
             Wendy's                                 Wauwatosa, WI


   and a mobile home park:

             Spacious Acres Mobile Home Park         Sullivan, WI

   Valuation Research Corporation, as part of its appraisal business, is regularly engaged in the valuation of businesses, business interests, and tangible assets (real estate and personal property) in connection with mergers and acquisitions, competitive bidding, financial restructurings, partnership recapitalization, gift and estate tax, solvency and fairness opinions, and other financial and appraisal services.

   In connection with this engagement, Valuation Research Corporation was not requested to serve as a financial advisor to the General Partners, the Partnership, or to assist the General Partners or the Partnership in the negotiations involving the sale of the Partnership's assets. The General Partners or the Partnership did not place any limitation on the scope of VRC's investigation or review. In addition, VRC was not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to the Partnership or the owners of the units of the Partnership arising out of the transaction contemplated herein. The Partnership has agreed to indemnify VRC against certain liabilities arising out of its engagement to prepare and deliver this Fairness Opinion.

   In rendering our Fairness Opinion, VRC held discussions with management and we became familiar with the assets involved in this proposed transaction. In addition, VRC has examined extensive data provided by the Partnership and published market data pertaining to the underlying assets of the Partnership. This included, but was not limited, to the following:

        - Audited Financial statements for the Partnership for the years 1992 through 1996.

        - Unaudited financial statements and other internal financial analysis for the seven owned properties that constitute the underlying assets of the Partnership for the years 1994 through 1997.

        - Market data pertaining to the current real estate market in the neighborhoods of the seven owned properties.

        - Demographic and economic histories and projections for the subject properties' neighborhoods.

        - Review of comparable sales and lease data for each of the seven properties.

   The basis of our opinion of the fairness of the Offer is the current market value of the underlying assets of the Partnership. We have not taken into consideration any other assets that may be part of the Partnership nor any liabilities or debt associated with any of the properties or the Partnership.

   For this opinion, Market Value is defined as:

        The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

        -    Buyer and seller are typically motivated;

        - Both parties are well informed or well advised, and acting in what they consider their best interests;

        -    A reasonable time is allowed for exposure in the open market;

        - Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

        - The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

        Source: Uniform Standards of Professional Appraisal Practice, Published by the Appraisal Foundation, 1997.

   To determine the value of the underlying real property asset(s), we relied primarily on the income approach. Typically, appraisers use up to three approaches in valuing real property: the cost approach, the direct sales comparison approach and the income approach. These approaches are based on the cost to replace assets, the market exchanges of comparable properties, and the capitalization of income, respectively. In this analysis, all three methods of valuation were considered; however, because of the income-producing nature of the properties, the encumbered nature of the fast-food restaurants, the limited number of comparable mobile home sales, and the current real estate market, we placed more emphasis on the income approach and used the direct sales comparison approach and the cost approach as a check on the reasonableness of the results obtained using the income approach.

   In our analysis, we have also considered the highest and best use of the property. The valuation of real estate is based on its most profitable likely use. The highest and best use is arrived at by testing potential uses of the property, both as improved and as though vacant, to find the use which meets the following criteria: Physically possible - the uses of vacant land which are possible after considering physical characteristics of the land; legally permitted - uses that are permissible after considering local, state and federal regulations and private restrictions; financially feasible - those uses which are physically possible and legally permitted which produce a positive return beyond operation expenses, financial obligations, and capital amortization; and maximum productive use - the use that is physically possible, legally permitted and financially feasible which produces the highest price or value, which is the highest and best use. In each case, we found that the current use to be the highest and best use of the property.

   The following paragraphs summarize the significant quantitative and qualitative analyses performed by VRC in arriving at the fairness opinion. VRC considered all such quantitative and qualitative analyses in connection with its valuation analysis but has relied more on the income capitalization approach then the other two.

   INCOME CAPITALIZATION APPROACH

   The Income Capitalization Approach to Value is considered to be one of the more reliable approaches in the valuation of income producing properties and is still the primary factor in investment decisions for today's real estate investors. The basic premise of the income approach is that the earning power of a real estate investment is the critical element affecting its value. Value is often defined as the present worth of anticipated future income. All income capitalization methods, techniques, and procedures represent attempts to quantify expected future benefits.

   The two accepted methods of applying the income approach are defined below:

        Direct Capitalization   a method by which an estimate of a single
        year's income expectancy or an annual average of several years' income expectancies are converted to an indication of value by one direct step, either by dividing the income estimate by an appropriate rate or by multiplying the income estimate by an appropriate factor.

        Discounted Cash Flow Analysis   A set of procedures in which the
        quantity, variability, timing, and duration of periodic income, as well as the quantity and timing of reversions, are specified and discounted to a present value at a specified yield rate.

   The principle of anticipation has a crucial role in this approach. This principle states that value is created by the expectations of benefits to be derived in the future. The relevance of anticipation to the approach cannot be overstated. Value is created by the expectation of benefits to be derived in the future, and value may be defined as the present worth of all rights to future benefits. All income capitalization methods, techniques, and procedures represent attempts to quantify expected future benefits.

   With adequate information and proper use, direct capitalization and yield capitalization methods should produce similar value indications. In choosing which of the two (or both) methods to apply, the appraiser considers the typical investor's view of market value.

   The first step in both income approaches is the determination of a proper rental or revenue stream that one would expect to be able to obtain from the subject property based on actual historical operations and a study of comparable rental properties. A similar analysis of typical operating expenses along with expected vacancy and collection losses aids in constructing an operating statement that results in a net operating income
   (NOI) for the first and subsequent years. The estimated first year NOI can then be converted into an indicated property value through the overall direct capitalization process, while the estimated future cash flows can be converted into an indicated value by discounting those individual yearly amounts to a present value.

   Our analysis began with an estimate of each of the subject's market rent potential based on an analysis of the actual rentals in place with the subject property and market information pertaining to comparable rental rates in the subject's area. Using this information, a potential gross income estimate was made. This estimated potential gross income was projected to grow over the course of the projection period--10 years--at various rates based on current and forecasted economic conditions in each of the subject areas.

   Secondly, allowances for vacancy and collection losses were made based on market surveys in each of the subject's area and actual historical performance of the subject property. This adjustment ranged from a low of 0% for the leased fast-food restaurants to 2% for the mobile home park.

   The result of subtracting the vacancy and collection loss estimate from the estimated gross income is the effective gross income. It is this effective gross income that is used to pay for any operating expenses associated with the operation of the subject property.

   The estimate of the operating expenses was based on a combination of historical expenses of the subject and published market surveys. These operating expenses were projected to grow at a projected 2.5% to 3.0% inflation rate per year over the course of the 10-year projection period.

   In addition to the normal operating expenses an estimate of the cost and timing of major capital improvements is made and used as an added expense. The basis for this capital improvement expense adjustment is the actual age and size of each subject property and the projected amount and timing of replacements for such major items as roadway repair, sewer and water line maintenance, roofing, heating, ventilating and air condition units, etc.

   The net operating income (NOI) is that cash flow which accrues to the owner of the property after deductions for the above expenditures and allowances. It is this net operating income that was converted into an estimate of value.

   The following table sets forth the estimated aggregate revenues, expenses and net operating income (NOI) of the properties underlying the subject limited partnership for each of the twelve-month periods ending December 31, 1998 through December 31, 2007 that were included in the financial forecasts used by VRC in connection with the preparation of the Fairness Opinion.

                          RAL-YIELD EQUITIES II
                       Pro Forma Income Statement
                        Year Ending December 31,
                    (In Thousands of Dollars)


    Year             1998       1999       2000      2001       2002

    Revenues       $1,624     $1,644     $1,673    $1,709     $1,750
    Expenses*         999      1,025      1,053     1,082      1,111
    Net Income        625        619        620       627        639


    Year             2003       2004       2005      2006       2007
    Revenue        $1,780     $1,810     $1,860    $1,914     $1,952
    Expenses*       1,141      1,162      1,203     1,236      1,269
    Net Income        639        639        657       678        683


    *Including Capital Expenditures


   In rendering this fairness opinion, VRC relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analyses, reports and other information that were publicly available, compiled or approved by or otherwise furnished or communicated to VRC by or on behalf of the Partnership. With respect to the financial forecasts utilized by VRC, VRC believes that the assumptions underlying the forecasts are reasonable and that consequently there is a reasonable probability that the projections would prove to be substantially correct. However, readers of this fairness opinion should be aware that actual revenues, expenses and net operating income of the properties underlying the Partnership will depend to a large extent on a number of factors that cannot be predicted with certainty or which may be outside of the control of the General Partners, including general business, market and economic conditions, supply and demand for rental properties in the areas in which the properties are located, future operating expense and capital expenditure requirements for the properties, future occupancy rates, the ability of the General Partners and property managers for the properties to maintain the attractiveness of the properties to tenants, real estate tax rates, changes in tax laws and other factors. As a result, actual results could differ significantly from the forecasted results.

        Capitalization Rate Valuation Analysis

        The relationship between NOI and value can be expressed in its overall rate of return, or capitalization rate. Capitalization rates were abstracted from market surveys conducted by reputable national firms for each of the major metropolitan areas in which the subject properties are located, including surveys conducted and reported by The National Real Estate Index, Korpacz Real Estate Investor Survey and the American Council of Life Insurance. The indicated value for each property was derived from the NOI of each property divided by the appropriate capitalization rate. The capitalization rates used in this analysis ranged from 9.0% to 12.0%.

        Discounted Cash Flow Analysis

        We also performed a discounted cash flow analysis of (i) the present value of the forecasted cash flows from future operations of those properties owned by the Partnership, and (ii) the present value of the estimated proceeds of a sale of the property at the conclusion of the forecast period. In completing this analysis, we utilized financial and operating forecasts of each property's estimated cash flow for the twelve-month periods ending December 31, 1998 to December 31, 2007 and applied discount rates of 11.0% to 15.0% with an average of 12.0% to forecasted cash flows and to a forecasted residual value. The residual value is based on capitalizing forecasted cash flow for the year 2008 at 10.5%. Since this discounted cash flow analysis assumes the immediate sale of the properties to third parties, we did not take into account any tax ramifications of the cash flow in this analysis, nor did we consider any outstanding debt associated with the properties.

   THE COST APPROACH

   The cost approach is a valuation technique that uses the concept of replacement as a value indicator. Replacement or reproduction cost is estimated for the property being appraised which is then adjusted for losses in value (appraised depreciation) due to a variety of factors. This process requires valuing the site as if vacant, then adding the replacement cost new of the improvements based on market derived costs for similarly constructed properties. Then accrued depreciation from physical deterioration and obsolescence of all causes is estimated and subtracted from the replacement cost new to arrive at the present value.
   This approach provided a good check on the estimated value obtained using the income approach for the fast-food restaurant properties owned by the Partnership. It was not used for the mobile home park.

   THE DIRECT SALES COMPARISON APPROACH

   The sales comparison approach is a valuation technique in which the value is estimated on the basis of market prices in actual transactions. The technique consists of studying available market comparable information and adjusting for differences. This process is essentially that of comparison and correlation. Differences always exist between properties even though they may be almost identical, and therefore adjustments for these differences must be made. Some adjustments that may prove important are:
   (i) condition of sale, (ii) financing terms, (iii) market conditions
   (time), (iv) location, (v) physical characteristics, and (vi) income characteristics.

   For those properties currently encumbered by a long term lease, the direct sales comparison approach is not an appropriate methodology to use. For those properties that have yearly lease renewals, it serves as a good check on the reasonableness of the value obtained using the income approach.

   CONCLUSION OF VALUE

   The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of analyses and the application of those methods to the particular circumstances and therefore such an opinion is not readily susceptible to partial analyses or summary description. Accordingly, our analyses must be considered as a whole and considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the fairness opinions. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less than as set forth herein.

   Our fairness opinion is based solely upon the information available to it and the economic market and other circumstances that existed as of the date hereof. Events occurring after such date could materially affect the assumptions and conclusions contained in the fairness opinion. We have not undertaken to reaffirm or revise this fairness opinion or otherwise comment upon any events occurring after the date hereof.

   We have relied without independent verification on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. Nothing came to our attention, for purposes of this opinion, which causes us to question their accuracy or their representation of the operations of the assets under review. We have not verified the title to ownership of these assets, nor have we made an independent valuation or appraisal of the reported current assets or any of the liabilities reported by the Partnership on its financial statements. Our opinion necessarily is based on conditions as they exist and can be valued only as of September 1, 1998.

   Based on and subject to the foregoing and based on such other matters as we consider relevant, it is our opinion that as of the date hereof, the $6,134,000 offer to the Partnership represents a fair value, from a financial point of view, to the Partnership and its limited partners.

   This letter is solely for the information of and assistance to the parties to whom it is addressed in conducting their investigation with regard to the proposed sale of the assets of the Partnership. The Partnership may include this letter as a part of the information statement filed with the Securities and Exchange Commission and delivered to holders of the Partnership's limited partnership interests. Any other uses are expressly prohibited and neither this letter nor any of its parts may be circulated, quoted, or otherwise referred to for any other purpose without the written consent of VRC, the exercise of which will be at the sole discretion of VRC, not unreasonably withheld. If given, such consent shall not be without sufficient review by VRC as to the precise language of such disclosure and the time and place of its potential release.

   The above limitations do not apply to interested parties as defined herein. However, in such instances, this opinion must be provided to such parties in its entirety. The term "interested parties" shall include the Partnership's auditors and attorneys, participants and assignees, regulators, or appropriate parties involved in this transaction.

   VRC has no responsibility to update the opinion stated herein for events and circumstances occurring after the date of this letter.

   This opinion is subject to the assumptions and limiting conditions contained herein. VRC has not investigated the title to, nor the liabilities against, the Partnership or the underlying assets of the Partnership and assumes no responsibility concerning these matters. Neither Valuation Research Corporation nor any of its personnel have any present or contemplated financial interest in the Partnership or the assets of the Partnership, and we certify that the compensation received for this opinion letter is not contingent on the conclusions stated. Additionally, the assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

   Valuation Research Corporation does not conduct or provide environmental liability assessments of any kind in performing its valuations so that our opinion of the fairness of the Offer does not reflect any actual or contingent environmental liabilities associated with the owned property that constitutes the underlying assets of the Partnership.

   Respectfully submitted,

   VALUATION RESEARCH CORPORATION



   Attachment
   Engagement Number:  02-3173-00

                        LIMITING FACTORS AND ASSUMPTIONS

   In accordance with recognized professional ethics, the professional fee for this service is not contingent upon our conclusion of value, and neither Valuation Research Corporation nor any of its employees have a present or intended material financial interest in the subject company.

   The opinion expressed herein is valid only for the stated purpose as of the date of the fairness opinion.

   Financial statements and other related information provided by the subject company or its representatives in the course of this investigation have been accepted, without further verification, as fully and correctly reflecting the company's business conditions and operating results for the respective periods, except as specifically noted herein.

   Public information and industry and statistical information has been obtained from sources we deem to be reliable; however, we make no representation as to the accuracy or completeness of such information, and have accepted the information without further verification.

   The conclusions of value are based upon the assumption that the current level of management expertise and effectiveness would continue to be maintained and that the character and integrity of the enterprise through any sale, reorganization, exchange, or diminution of the owners' participation would not be materially or significantly changed.

   This letter and the conclusions arrived at herein are for the exclusive use of our client for the sole and specific purposes as noted herein. Furthermore, the letter and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of Valuation Research Corporation, based upon information furnished to them by the Partnership and other sources.

   We have been assured by the Partnership and the General Partners of RAL-YIELD EQUITIES II that there will be no material change in the proposed sale of assets or any documents in VRC's possession as of September 1, 1998.

   Except as contemplated hereby, neither all nor any part of the contents of this letter (especially any conclusions as to value, the identity of any appraiser or appraisers, or the firm with which such appraisers are connected, or any reference to any of their professional designations) should be disseminated to the public through advertising media, public relations, news media, sales media, mail, direct transmittal, or any other public means of communication, without the prior written consent and approval of Valuation Research Corporation.

   Future services regarding the subject matter of this letter, including, but not limited to, testimony or attendance in court, shall not be required of Valuation Research Corporation, unless previous arrangements have been made in writing.

   Valuation Research Corporation is not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this letter wishing to know whether such liabilities exist, or their scope, and the effect on the value of the property is encouraged to obtain a professional environmental assessment. Valuation Research Corporation does not conduct or provide environmental assessments and has not performed one for the subject property.

   Valuation Research Corporation has asked the Partnership whether it is subject to any present or future liability relating to environmental matters (including but not limited to CERCLA/Superfund liability). Valuation Research Corporation has not determined independently whether the Partnership is subject to any such liabilities, nor the scope of any such liabilities. Valuation Research Corporation's appraisal takes no such liabilities into account except as they have been reported expressly to Valuation Research Corporation by the Partnership, or by an environmental consultant working for the Partnership and then only to the extent that the liability was reported to us in an actual or estimated dollar amount. To the extent such information has been reported to us, Valuation Research Corporation has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

   We have not made a specific compliance survey or analysis of the subject properties to determine whether they are subject to or in compliance with the Americans with Disabilities Act of 1990 (ADA) and this opinion does not consider the impact, if any, of noncompliance in estimating the value of the limited partnership interests in the Partnership.

                                     [FRONT]

                    RAL-YIELD EQUITIES II LIMITED PARTNERSHIP
                              CONSENT SOLICITATION
           THIS CONSENT IS SOLICITED ON BEHALF OF THE GENERAL PARTNERS


        The following proposal is submitted for approval by written consent to the holders of limited partnership interests (the "Interests") of RAL-Yield Equities II Limited Partnership (the "Partnership") by the General Partners of the Partnership:

     To approve the Asset Purchase Agreement, as amended (the "Purchase Agreement") by and between the Partnership and Great Lakes Investors LLC ("Great Lakes"), to sell substantially all of the assets of the Partnership to Great Lakes pursuant to the Purchase Agreement and to distribute the Partnership's net assets and dissolve the Partnership as soon as practicable thereafter, all as set forth in the Consent Solicitation Statement.

     The undersigned Limited Partner hereby votes his or her Interests on such proposal as follows:

        [_]  FOR            [_]  AGAINST            [_]  ABSTAIN




                           (Continued on reverse side)




                                     [BACK]

                          (Continued from obverse side)

     A properly executed and dated Reply Card must be received by _______, 1998 to be included in the tabulation of consents. THE GENERAL PARTNERS URGE THE LIMITED PARTNERS TO CONSENT TO THE ABOVE PROPOSAL.

        The undersigned hereby acknowledges receipt of the Consent Solicitation Statement relating to the above proposal, the Partnership's 1997 Annual Report to Limited Partners and the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.


                               Dated:                                  , 1998

                               Signed


                                           Signature(s) of Limited Partner(s)


                               PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                               HEREON.  When shares are held by joint
                               tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


   PLEASE MARK, SIGN, DATE AND RETURN THIS REPLY CARD TODAY USING THE ENCLOSED ENVELOPE.